UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

OLIN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Notes:

Reg. Section 240.14a-101.

SEC 1913 (3-99)

190 CARONDELET PLAZA, SUITE 1530, CLAYTON, MISSOURI 63105-3443

March 12, 2008

Dear Olin Shareholder:

We cordially invite you to attend our 2008 annual meeting of shareholders.

This booklet includes the notice and proxy statement, which describes the business we will conduct at the meeting and provides information about Olin that you should consider when you vote your shares. We have not planned a communications segment or any multimedia presentations for the 2008 annual meeting.

Ms. Virginia A. Kamsky, a Class II director, decided not to stand for re-election as a Director of the Company when her term expires on April 24, 2008. Ms. Kamsky indicated that her decision related to her increased business commitments related to China. The board thanks Ms. Kamsky for her contributions and extends its best wishes in her future endeavors.

Whether or not you plan to attend, it is important that your shares are represented and voted at the annual meeting. If you do not plan to attend the annual meeting, you may vote your shares on the Internet, by telephone or by completing and returning the proxy card in the enclosed envelope. If you plan to attend the annual meeting, please bring the lower half of your proxy card to use as your admission ticket for the meeting.

At last year’s annual meeting more than 93% of our shares were represented in person or by proxy. We hope for the same high level of representation at this year’s meeting and we urge you to vote as soon as possible.

Sincerely,

Joseph D. Rupp
Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

We urge you to promptly vote the shares on the Internet, by

telephone or by completing, signing, dating and returning

your proxy card in the enclosed envelope.

OLIN CORPORATION

Notice of Annual Meeting of Shareholders

Time:	8:30 a.m. (Central Daylight Time)

Date:	Thursday, April 24, 2008

Place:	The Ritz-Carlton Hotel
100 Carondelet Plaza
Clayton, Missouri 63105

Purpose:	To consider and act upon the following:

(1) The election of two directors to serve for three-year terms expiring in 2011.

(2) Ratification of the appointment of the independent registered public accounting firm for 2008.

(3) Such other business that is properly presented at the meeting.

Who May Vote:	You may vote if you were the record owner of Olin common stock at the close of business on February 29, 2008.

By Order of the Board of Directors:

George H. Pain
Secretary

Clayton, Missouri

March 12, 2008

OLIN CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held April 24, 2008

GENERAL QUESTIONS

Why did I receive this proxy statement?

You received this proxy statement because you owned shares of Olin common stock, par value $1 per share, which we sometimes refer to as common stock, at the close of business on February 29, 2008. Olin’s board of directors is asking you to vote at the 2008 annual meeting for each of the director nominees identified in Item 1 and for Item 2 listed in the notice of the annual meeting of shareholders. This proxy statement describes the matters on which we would like you to vote and provides information so that you can make an informed decision.

When was this proxy material mailed to shareholders?

We began to mail the proxy statement and form of proxy to shareholders on or about March 12, 2008.

What if I have questions?

If you have questions, please write them down and send them to the Secretary at Olin’s principal executive office at 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443.

What will I be voting on?

You will be voting on:

(1)	the election of two directors,

(2)	the ratification of KPMG LLP as Olin’s independent registered public accounting firm for 2008, and

(3)	any other business properly presented at the annual meeting.

Could other matters be voted on at the annual meeting?

As of March 12, 2008, the items listed in the preceding question are the only matters being considered. If any other matters are properly presented for action, the persons named in the accompanying form of proxy will vote the proxy in accordance with their best judgment and opinion as to what is in the best interests of Olin.

How does the Board recommend I vote on the proposals?

The board recommends a vote for each of the director nominees identified in Item 1 and for Item 2.

How can I obtain directions to be able to attend the annual meeting and vote in person?

You may obtain directions to the Ritz-Carlton Hotel in Clayton, MO by contacting the Ritz-Carlton Hotel at (314) 863-6300 or by accessing their website at http://www.ritzcarlton.com/en/Properties/StLouis/Information/Directions/Default.htm.

VOTING

Who can vote?

All shareholders of record at the close of business on February 29, 2008 are entitled to vote at the annual meeting.

How many votes can be cast by all shareholders?

At the close of business on February 29, 2008, the record date for voting, we had outstanding 74,610,462 shares of common stock. Each shareholder on the record date may cast one vote for each full share owned. The presence in person or by proxy of the holders of a majority of such shares constitutes a quorum. If a share is present for any purpose at the meeting, it is deemed to be present for the transaction of all business. Abstentions, withheld votes in the election of directors and shares held in street name that are voted on any matter will be included in determining the number of votes present. Shares held in street name that are not voted on any matter at the meeting will not be included in determining whether a quorum is present.

How do I vote?

You may vote either in person at the annual meeting or by proxy. To vote by proxy, you must select one of the following options:

•	Vote by telephone (telephone voting instructions are printed on the proxy card):

•	Call the toll-free voting telephone number: 1-866-540-5760.

•	Have the proxy card in hand.

•

Follow and comply with the recorded instructions by the applicable deadline (11:59 p.m. Eastern Daylight Time on April 23, 2008 for shareholders and 11:59 p.m. Eastern Daylight Time on April 21, 2008 for participants in the Olin Corporation and Arch Chemicals, Inc. Contributing Employee Ownership Plans (CEOP).

•	If you are not the shareholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

•	Vote on the Internet (Internet voting instructions are printed on the proxy card):

•	Access http://www.proxyvoting.com/oln.

•	Have the proxy card in hand.

•	Follow the instructions provided on the site.

•

Submit the electronic proxy before the required deadline (11:59 p.m. Eastern Daylight Time on April 23, 2008 for shareholders and 11:59 p.m. Eastern Daylight Time on April 21, 2008 for CEOP participants).

•	If you are not the shareholder of record but hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

•	Complete the enclosed proxy card:

•	Complete all of the required information on the proxy card.

•	Date and sign the proxy card.

•

Return the proxy card in the enclosed postage-paid envelope. We must receive the proxy card not later than the day before the annual meeting and for CEOP participants before 11:59 p.m. Eastern Daylight Time on April 21, 2008 for your proxy to be valid and for your vote to count.

•	If you are not the shareholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

If you vote in a timely manner by the Internet or telephone, you do not have to return the proxy card for your vote to count. The Internet and telephone voting procedures appear on the bottom of the enclosed proxy card. You may also log on to change your vote or to confirm that your vote has been properly recorded.

If you want to vote in person at the annual meeting, and you own your common stock through a custodian, broker or other agent, you must obtain a proxy from that party in their capacity as owner of record for your shares and bring the proxy to the annual meeting.

Where can I access an electronic copy of the Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2007?

Important Notice Regarding Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 24, 2008

You may access an electronic, searchable copy of the Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2007 at http://bnymellon.mobular.net/bnymellon/oln.

How are votes counted?

If you specifically mark the proxy card (or vote by telephone or Internet) and indicate how you want your vote to be cast regarding any matter, your directions will be followed. If you submit the proxy card but do not specifically mark it with your instructions as to how you want to vote, the proxy will be voted for the election of the directors and in favor of Item 2 listed in the proxy.

BNY Mellon Shareowner Services (BNY Mellon) tabulates the shareholder votes and provides an independent inspector of election as part of its services as our registrar and transfer agent. If you submit a proxy card marked “abstain” or “withhold” on any item, your shares will not be voted on the item so marked and your vote will not be included in determining the number of votes cast for that matter.

Can I change my vote?

Yes. Whether you vote by Internet or telephone or submit a proxy card with your voting instructions, you may revoke or change your vote by:

•	casting a new vote on the Internet or by telephone,

•	submitting another written proxy with a later date,

•	sending a written notice of the change in your voting instructions to the Secretary if received before the annual meeting, or

•	revoking the grant of a previously submitted proxy and voting in person at the annual meeting. Please note that your attendance at the annual meeting itself will not revoke a proxy.

When are the votes due?

Proxies submitted by shareholders by Internet or by telephone will be counted in the vote only if they are received by 11:59 p.m. Eastern Daylight Time on April 23, 2008. Shares represented by proxies on the enclosed proxy card will be counted in the vote at the annual meeting only if we receive your proxy card by April 23, 2008. Proxies submitted by CEOP participants will be counted in the vote only if they are received by 11:59 p.m. Eastern Daylight Time on April 21, 2008.

How do I vote my shares held in the Olin Contributing Employee Ownership Plan or the Arch Chemicals, Inc. Contributing Employee Ownership Plan?

On February 29, 2008, the Olin Corporation Contributing Employee Ownership Plan (Olin CEOP) held 4,321,746 shares of our common stock and the Arch Chemicals, Inc. Contributing Employee Ownership Plan (Arch CEOP) held 279,642 shares. We sometimes refer to one or both of these plans as the CEOP. State Street Bank and Trust Company serves as the Trustee of the Olin CEOP and JPMorgan Chase Bank serves as Trustee of the Arch CEOP. If you are a participant in either CEOP, you may instruct the Trustee of that CEOP how to vote shares of common stock credited to you by voting on the Internet or telephone or by indicating your instructions on your proxy card and returning it to us. The Trustees will vote shares of common stock held in the CEOP for which they do not receive voting instructions in the same manner proportionately as they vote the shares of common stock for which they do receive instructions.

How do I vote my shares held in the Automatic Dividend Reinvestment Plan?

BNY Mellon is our registrar and transfer agent and administers the Automatic Dividend Reinvestment Plan. If you participate in our Automatic Dividend Reinvestment Plan, BNY Mellon will vote any shares of common stock that it holds for you in accordance with your instructions indicated on the proxy card you return or the vote you make by Internet or telephone. If you do not submit a proxy card for your shares of record or vote by Internet or telephone, BNY Mellon will not vote your dividend reinvestment shares.

MISCELLANEOUS

Can I contact Board members directly?

Our audit committee has established the following methods for shareholders or other interested parties to communicate directly with the board and/or its members.

•	Mail—Letters may be addressed to the board or to an individual board member as follows:

The Olin Board or (Name of the director)

c/o Office of the Secretary

Olin Corporation

190 Carondelet Plaza, Suite 1530

Clayton, MO 63105

•

E-mail—You may send an e-mail message to Olin’s board at the following address: directors@olin.com. In addition, you may send an e-mail message to an individual board member by addressing the e-mail using the first initial of the director’s first name combined with his or her last name and the suffix@olin.com.

•	Telephone—Olin has established a safe and confidential process for reporting, investigating and resolving employee and other third party concerns. Shareholders or other interested parties may also use this Help-Line to communicate with one or more directors on any Olin matter. The Help-Line is operated by an independent, third party service 24 hours a day, 7 days a week. In the United States and Canada, the Help-Line can be reached by dialing toll-free 800-362-8348. Callers outside the United States or Canada should call the United States collect at 203-750-3100. You may also access the Help-Line on the Internet at www.olinhelp.com.

Who pays for this proxy solicitation?

Olin will pay the entire expense of this proxy solicitation.

Who solicits the proxies and what is the cost of this proxy solicitation?

Our board is soliciting the proxies. We have hired The Proxy Advisory Group, LLC (Proxy Advisory Group), a proxy solicitation firm, to assist us with the distribution of proxy materials and vote solicitation. We will pay Proxy Advisory Group approximately $7,500 for its services and will reimburse Proxy Advisory Group for payments made to brokers and other nominees for their expenses in forwarding proxy solicitation materials.

How will the proxies be solicited?

Proxy Advisory Group will solicit proxies by personal interview, mail, and telephone, and will request brokerage houses and other custodians, brokers and other agents to forward proxy solicitation materials to the beneficial owners of Olin common stock for whom they hold shares. Our directors, officers and employees may also solicit proxies by personal interview and telephone.

How can I submit a shareholder proposal at the 2009 annual meeting?

If you want to present a proposal to be considered for inclusion in the 2009 proxy statement for the 2009 annual meeting, you must deliver the proposal in writing to the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 no later than November 12, 2008. You must then present your proposal in person at the 2009 annual meeting.

If you want to present a proposal for consideration at the 2009 annual meeting without including your proposal in the proxy statement, you must deliver a written notice (containing the information required by Olin’s Bylaws) to the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 no later than January 26, 2009. You must also present your proposal in person at the 2009 annual meeting.

How can I directly nominate a director for election to the board at the 2009 annual meeting?

According to Olin’s Bylaws, if you are a shareholder you may directly nominate an individual for election to the board if you deliver a written notice of the nomination to Olin’s Secretary no later than January 26, 2009. Your notice must include:

•	your name and address;

•	the name and address of the person you are nominating;

•	a statement that you are entitled to vote at the annual meeting and intend to appear at the annual meeting in person, or by proxy, to make the nomination;

•	a description of arrangements or understandings between you and others, if any, pursuant to which you are making the nomination;

•	such other information about the nominee as would be required in a proxy statement filed under the Securities and Exchange Commission (SEC) proxy rules; and

•	the written consent of the nominee to actually serve as a director, if elected.

Although a shareholder may directly nominate an individual for election as a director, the board is not required to include such nominee in the proxy statement.

How can I recommend a Director for the slate of candidates to be nominated by Olin’s Board for election at the 2009 annual meeting?

In addition to directly nominating an individual for election to the board as discussed above, you can suggest that our Directors and Corporate Governance Committee consider a person for inclusion in the slate of candidates to be proposed by the board for election at the 2009 annual meeting. You can recommend a person by delivering written notice to Olin’s board no later than October 13, 2008. The notice must include the information described under the heading “What is Olin’s Director Nomination Process?” on pages 16 and 17, and must be sent to the address indicated under that heading. As noted above, the board is not required to include such nominee in the proxy statement.

How can I obtain shareholder information?

Shareholders may contact BNY Mellon, our registrar and transfer agent, who also manages our Automatic Dividend Reinvestment Plan at:

BNY Mellon Shareowner Services

480 Washington Boulevard

Jersey City, NJ 07310

Telephone: (800) 306-8594

Internet: www.bnymellon.com

For technical assistance with this website, call (877) 978-7778 between 9 a.m – 7 p.m. Eastern Time, Monday – Friday.

Shareholders can sign up for MLinkSM through BNY Mellon for fast, easy and secure access 24 hours a day, 7 days a week for future proxy materials, investment plan statements, tax documents and more. To sign up log on to Investor ServiceDirect® at www.bnymellon.com/isd where step-by-step instructions will prompt you through enrollment or you may call (877) 978-7778 for Investor ServiceDirect® customer service.

CERTAIN BENEFICIAL OWNERS

Except as listed below, to our knowledge, no person beneficially owned more than five percent of our common stock as of February 28, 2008.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Lord, Abbett & Co. LLC	7,423,152	(a)	10.0
90 Hudson Street
Jersey City, NJ 07302

State Street Bank and Trust Company	6,919,441	(b)	9.3
One Lincoln Street
Boston, MA 02111

(a)	Based on a Schedule 13G filing dated February 14, 2008, as of December 31, 2007, Lord Abbett had sole voting power as to 6,984,452 of such shares and sole dispositive power as to all the shares.
(b)	Based on a Schedule 13G filing dated February 12, 2008, as of December 31, 2007, State Street had sole voting power as to 1,852,955 of such shares, shared voting power with the Olin Corporation Contributing Employee Ownership Plan as to 5,066,486 of such shares, and shared dispositive power as to all the shares.

ITEM 1—PROPOSAL FOR THE ELECTION OF DIRECTORS

CLASS II

NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 2011

RICHARD M. ROMPALA, 61, retired in July 2005 from his position as Chairman of The Valspar Corporation (a manufacturer and distributor of paints and coatings). Mr. Rompala served as Chairman of Valspar from 1998 until July 2005, Chief Executive Officer from 1995 through February 2005 and President from 1994 through 2001. Prior to 1994, Mr. Rompala served as Group Vice President-Coatings and Resins for two years and Group Vice President-Chemicals for five years at PPG Industries, Inc. (a manufacturer of coatings, glass and industrial and specialty chemicals). Mr. Rompala holds a bachelor’s degree in chemistry and a bachelor’s degree in chemical engineering from Columbia University and an MBA degree from Harvard Business School. Olin director since 1998; Lead Director, Chair of the Compensation Committee and member of the Audit Committee, Directors and Corporate Governance Committee and the Executive Committee.

JOSEPH D. RUPP, 57, is Chairman, President and Chief Executive Officer of Olin. He has served as Chairman of Olin since July 2005 and held the positions of President and Chief Executive Officer since January 2002. Prior to that and since March 2001, he was Executive Vice President, Operations, and was responsible for all Olin business operations including the former Brass Division (which became part of the former Metals Group in 2002), Winchester and Chlor Alkali Products. He joined Olin’s Brass Division in 1972 and held a number of positions of increasing responsibility in the Brass Division manufacturing and engineering organization. In 1985, he was appointed Vice President, Manufacturing and Engineering. He was appointed President of Olin Brass and a Corporate Vice President in 1996. He holds a bachelor’s degree in metallurgical engineering from the University of Missouri, Rolla. Mr. Rupp serves on the board of directors of Quanex Corporation (a manufacturer of value-added engineered materials and components serving the vehicular products and building products markets). Olin director since 2002; Chair of the Executive Committee.

The board recommends that you vote FOR the election of Mr. Rompala and Mr. Rupp as Class II directors.

Who are the individuals nominated by the Board to serve as Directors?

The board of directors is divided into three classes. Each class has a term of office for three years, and the term of each class ends in a different year. Virginia law and Olin’s Bylaws require that any director elected by the board of directors shall serve only until the next election of directors by the shareholders or until his or her successor is elected or until his or her earlier death, resignation or removal. The board has nominated Messrs. Rompala and Rupp for re-election by the shareholders as Class II directors, with terms expiring in 2011.

How many votes are required to elect a director?

A nominee will be elected as a director if a plurality of the votes cast in the election is in favor of the nominee. Abstentions and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast.

Who are the other remaining directors and when are their terms scheduled to expire?

The terms of the following directors will continue after the 2008 annual meeting, as indicated below.

CLASS I

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2010

C. ROBERT BUNCH, 53, is Chairman and Chief Executive Officer of Global Tubing, LLC (a privately held company formed in April 2007 to manufacture and sell coiled tubing and related products and services to the energy industry), a position he has held since May 2007. Mr. Bunch served as Chairman of Maverick Tube Corporation (a producer of welded tubular steel products used in energy and industrial applications which was acquired by Tenaris, S.A. in October 2006) from January 2005 until October 2006 and as President and Chief Executive Officer from October 2004 until October 2006. Prior to joining Maverick, he was an independent oil service consultant from 2003 until 2004, and from 2002 to 2003 he served as President and Chief Operating Officer at Input/Output, Inc. (an independent provider of seismic imaging technologies and digital, full-wave imaging solutions for the oil and gas industry). From 1999 to 2002, he served as Vice President and Chief Administrative Officer of Input/Output, Inc. Mr. Bunch earned a bachelor’s degree in economics and a master’s degree in accounting from Rice University and a juris doctorate degree from the University of Houston. Mr. Bunch serves as Chairman of the board of directors of Pioneer Drilling Company (provider of land contract drilling services to independent and major oil and gas exploration and production companies). He also serves on the board of directors for Z-Seis Corporation (a privately held company that provides geophysical services to the oil and gas industry) and Sub-One Technology, Inc. (a privately held company with proprietary technology for depositing hard, smooth, pure coatings on the internal surfaces of a broad spectrum of products). Olin director since 2005; member of the Compensation Committee and the Directors and Corporate Governance Committee.

RANDALL W. LARRIMORE, 60, served as the Chairman of Olin from April 2003 through June 2005. From 1997 until his retirement in December 2002, he served as President and Chief Executive Officer of United Stationers Inc. (a wholesale distributor of office products). From 1988 until 1997, he was President and Chief Executive Officer of MasterBrand Industries, Inc., a subsidiary of Fortune Brands, Inc. (a consumer products company). He holds a bachelor’s degree from Swarthmore College and an MBA degree from the Harvard Business School. He is a member of the board of directors of Campbell Soup Company (a manufacturer and marketer of soup and other food products). Olin director since 1998; Chair of the Directors and Corporate Governance Committee and a member of the Audit Committee, Compensation Committee and the Executive Committee.

ANTHONY W. RUGGIERO, 66, retired as Executive Vice President and Chief Financial Officer of Olin in May 2005, a position he held since January 1999. He joined Olin in 1995 as Senior Vice President and Chief Financial Officer. Mr. Ruggiero served as Senior Vice President and Chief Financial Officer of The Reader’s Digest Association, Inc. (a publisher and direct marketer) from 1990 to 1995. He joined Squibb Corporation (a producer and distributor of medicines) in 1969 and served as Senior Vice President and Chief Financial Officer and a director from 1983 to 1990. He holds a bachelor’s degree from Fordham University, an MBA degree from the Columbia Business School, and a Post Master’s Certificate in Accounting. He is a member of the Financial Executives Institute, a director and Audit Committee Chair of Carlisle Companies Incorporated (a manufacturer and distributor of products for the roofing, construction, trucking, automotive, food service, industrial equipment, lawn and garden and aircraft manufacturing industries). He is also a former director and Audit Committee Chair of Primex Technologies, Inc. (an ordnance and aerospace contractor). Olin director since 1999.

CLASS III

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2009

DONALD W. BOGUS, 61, is Senior Vice President of The Lubrizol Corporation and President of Lubrizol Advanced Materials, Inc., a wholly-owned subsidiary of The Lubrizol Corporation (a global supplier of high performance specialty products for personal care, coatings, plastics, and various industrial products), a position he has held since June 2004. Mr. Bogus joined Lubrizol in April 2000 as Vice President and his duties included responsibility for the Fluid Technologies for Industry business section and he served as the head of mergers and acquisitions. Prior to joining Lubrizol, he was an Executive Officer at PPG Industries, Inc. (a manufacturer of coatings, glass and industrial and specialty chemicals) where he served as Vice President of Specialty Chemicals and Vice President of Industrial Coatings. Mr. Bogus earned a bachelor’s degree in biology and chemistry from Baldwin Wallace College. He serves on the Board of Trustees for Baldwin Wallace College and on their Business Division’s Business Advisory Board. Olin director since 2005; member of the Compensation Committee and the Directors and Corporate Governance Committee.

JOHN M. B. O’CONNOR, 53, is Chief Executive Officer of J.H. Whitney Investment Management, LLC (a firm which specializes in Hedge Fund and Fund of Fund strategies with particular emphasis in Asian Markets), a position he has held since June 2004. Previously, Mr. O’Connor was Chairman of JP Morgan Alternative Asset Management, Inc. (part of the investment manager arm of JP Morgan), Chairman of JP Morgan Incubator Strategies, Inc. (a hedge fund investment arm of JP Morgan) and an Executive Partner of JP Morgan Partners (a private equity firm) and responsible for all proprietary and client Hedge Fund and Fund of Fund activities of JP Morgan, in addition to his responsibilities as a Senior Private Equity Manager. He was also a member of the Risk Management Committee of JP Morgan Chase, which is responsible for policy formulation and oversight of all market and credit risk taking activities globally. Mr. O’Connor earned a bachelor’s degree in economics from Tulane University and an MBA from Columbia University Graduate School of Business. Mr. O’Connor serves as Chairman of the board of directors of Tactronics Holdings, LLC (a privately held company that provides tactical integrated electronic systems to the military, civil service, Homeland Security and manufacturing markets). He serves as a Director of the Fund for Public Health in the City of New York (a public-private partnership which manages the City’s healthcare preparedness for bioterrorism threats) and is a trustee of the China Institute (the oldest institution in America focused on the U.S.-China relationship). Mr. O’Connor also serves on the boards of the Fund for the City of New York and The Animal Care and Control Center in the City of New York as well as North Carolina Outward Bound. Olin director since 2006; member of the Audit Committee and the Directors and Corporate Governance Committee.

PHILIP J. SCHULZ, 63, was Managing Partner of PricewaterhouseCoopers (a registered public accounting firm) Hartford, Connecticut office until his retirement in July 2003. Mr. Schulz also served as the Hartford office leader of PwC’s Consumer & Industrial Products & Services industry group. He joined Coopers & Lybrand in 1967 and was Managing Partner of the Hartford office at the time of the merger of Coopers & Lybrand and Price Waterhouse in 1998. He was a member of the Firm Council and was a trustee of the PwC Foundation. He also served as a regional technical consultant and SEC reviewer and was assigned to the firm’s national office for two years. Olin’s board of directors has determined that Mr. Schulz qualifies as an “audit committee financial expert” for Olin under applicable SEC rules. Mr. Schulz earned a bachelor’s degree in accounting from Niagara University and also completed the Tuck Executive Program at Dartmouth College. He is a director and Audit Committee Chair of The Connecticut Bank & Trust Company (a state banking institution). Mr. Schulz is also Chairman of the Board of Trustees of St. Joseph College; a director of St. Francis Hospital; and is on the Board of Trustees of The McLean Fund. Olin director since 2003; Chair of the Audit Committee and a member of the Directors and Corporate Governance Committee and the Executive Committee.

Ms. Virginia A. Kamsky, the remaining Class II director, decided not to stand for re-election as a Director of the Company when her term expires on April 24, 2008. Ms. Kamsky indicated that her decision related to her increased business commitments related to China. The board amended Olin’s Bylaws to reduce the number of directors from nine to eight effective upon the expiration of Ms. Kamsky’s term at the annual meeting and therefore no replacement nominee has been named. The terms of the other directors will continue after the annual meeting as indicated above. The board expects that all of the nominees will be able to serve as directors. If any nominee is unable to accept election, a proxy voting in favor of such nominee will be voted for the election of a substitute nominee selected by the board, unless the board reduces the number of directors.

The board is involved in a search for one additional director. While the board has not selected an additional director at the time this proxy statement is being mailed, the board intends to continue its search and may appoint a director prior to the annual shareholders meeting in 2009. Virginia law and Olin’s Bylaws require that any director elected by the board of directors serves only until the next election of Directors by the shareholders.

CORPORATE GOVERNANCE MATTERS

How many meetings did Board members attend?

During 2007, the board held twelve meetings. As part of each board meeting, the non-executive directors met in executive session. All directors attended at least 75% of the meetings of the board and committees of the board on which they served. All of our directors attended the 2007 annual shareholders meeting. Our policy regarding directors’ attendance at the annual shareholders meeting is that they are required to attend, absent serious extenuating circumstances.

Which Board members are independent?

Our board has determined that all of its members, except Messrs. Ruggiero and Rupp, are independent in accordance with applicable New York Stock Exchange (NYSE) listing standards and applicable provisions of our Principles of Corporate Governance. In determining independence, the board confirms that a director has no relationship with Olin that violates the “bright line” independence standards under the NYSE listing standards. The board also reviews whether a director has any other material relationship with Olin, after consideration of all relevant facts and circumstances. In assessing the materiality of a director’s relationship to Olin, the board considers the issues from the director’s standpoint and from the perspective of the persons or organizations with which the director has an affiliation. The board reviews commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

In 2007, we sold an aggregate of approximately $1.8 million of chlor alkali products to The Lubrizol Corporation. One of our directors, Donald Bogus, serves as vice president of Lubrizol. Our board determined that Mr. Bogus had no material interest in these sales transactions because the transactions were made on our customary terms and conditions, and amounted to less than 0.4% of Lubrizol’s total sales.

In 2007, we matched charitable contributions made by several directors under our 50% matching contribution program, which is available to all employees. None of those amounts exceeded $5,000 and our board determined that such minimal charitable contribution matches do not constitute the type of relationship that could impair a director’s independence.

Does Olin have corporate governance guidelines and a code of conduct?

The board has adopted Principles of Corporate Governance and a Code of Conduct. The Code of Conduct applies to our directors and all of our employees, including our chief executive officer, chief financial officer, and principal accounting officer/controller. We discuss certain provisions of these documents in more detail below under the heading “Review, Approval or Ratification of Transactions with Related Persons.”

Each member of our board of directors has completed a director education course of at least eight hours in duration, accredited by RiskMetrics (formerly Institutional Shareholder Services).

Each of our three major standing board committees (Audit, Compensation and Directors and Corporate Governance) acts under a written charter adopted by the board. All of these documents can be viewed on our website at www.olin.com in the Governance section under Governance Documents and Committees or are available from the company by writing to: George H. Pain, Vice President, General Counsel and Secretary, Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105. In addition, we will disclose any amendment to, or waiver from, a provision of our Code of Conduct for our directors and executive officers, including our chief executive officer, chief financial officer, principal accounting officer/controller or other employees performing similar functions on that website.

What are the committees of the Board?

Our committees of the board are:

The Audit Committee, which held seven meetings during 2007, advises the board on internal and external audit matters affecting us. The audit committee acts under a written charter adopted by the board in 1997, and reviewed and updated in 2006. In accordance with NYSE listing standards and applicable provisions of our Principles of Corporate Governance, the audit committee is comprised solely of directors who meet the enhanced independence standards for audit committee members under the Securities Exchange Act of 1934 (Exchange Act) and the related rules as incorporated into the NYSE standard for independence. Its members are: Philip J. Schulz, Chair, Randall W. Larrimore, John M. B. O’Connor and Richard M. Rompala. The board has determined that Philip J. Schulz meets the SEC definition of an “audit committee financial expert” and that each of the members of the audit committee is financially literate, as such term is interpreted by the board in its business judgment. The audit committee:

•	has sole authority to directly appoint, retain, compensate, evaluate and terminate our independent registered public accounting firm;

•

reviews with our independent registered public accounting firm the scope and results of their examination of our financial statements and any investigations and surveys by such independent registered public accounting firm;

•	pre-approves and monitors audit and non-audit services performed by our independent registered public accounting firm;

•	reviews its charter annually and publishes the charter in the annual meeting proxy statement in accordance with SEC regulations;

•

reviews our annual audited and quarterly unaudited financial statements and management’s discussion and analysis of financial condition and operations in our Form 10-K and Form 10-Qs before filing or distribution;

•	reviews with management and our independent registered public accounting firm, the interim financial results and related press releases before issuance to the public;

•	reviews audit plans, activities and reports of our internal and regulatory audit departments;

•	reviews the presentations by management and our independent registered public accounting firm regarding our financial results;

•	monitors our litigation process including major litigation and other legal matters that impact our financial statements or compliance with the law;

•	monitors compliance with legal and regulatory requirements including environmental, health, safety and transportation compliance;

•	monitors the Company’s Enterprise Risk Management process and related insurance programs;

•	oversees our ethics and business conduct programs and procedures;

•	reviews the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002; and

•	has the authority to hire its own independent advisors.

The Compensation Committee, which held seven meetings during 2007, sets policy, develops and monitors strategies for, and administers, the programs that are used to compensate the chief executive officer and other senior executives. In accordance with NYSE listing standards and applicable provisions of our Principles of Corporate Governance, the compensation committee is comprised solely of directors who meet the NYSE standard for independence. Its members are: Richard M. Rompala, Chair, Donald W. Bogus, C. Robert Bunch, Virginia A. Kamsky and Randall W. Larrimore. The compensation committee:

•	approves the salary plans for all executive officers including their total direct compensation opportunity, comprised of base salary, annual incentive standard and long-term incentive guideline award;

•	approves the measures, goals, objectives, weighting, payout matrices, performance certification and actual payouts for the incentive compensation plans;

•	administers the incentive compensation plans, stock option plans, and long-term incentive plans;

•	annually evaluates the performance of the chief executive officer;

•	performs settlor functions for the Company’s benefit plans such as establishing, designing and amending employee benefits;

•	approves executive and change-in-control agreements;

•	advises the board on the compensation of directors;

•

reviews and discusses our Compensation Discussion and Analysis with management and, based on that review, makes a recommendation to the Board of Directors regarding inclusion of the Compensation Discussion and Analysis in our annual proxy statement or annual report on Form 10-K filed with the SEC; and

•	has the authority to hire its own independent advisors.

The compensation committee’s charter authorizes the committee to delegate certain responsibilities to internal and independent accountants, internal and outside lawyers and other internal staff.

The Directors and Corporate Governance Committee, which held three meetings during 2007, assists the board in fulfilling its responsibility to our shareholders relating to the selection and nomination of officers and directors. In accordance with NYSE listing standards and applicable provisions of our Principles of Corporate Governance, the directors and corporate governance committee is comprised solely of directors who meet the NYSE standard for independence. Its members are: Randall W. Larrimore, Chair, Donald W. Bogus, C. Robert Bunch, Virginia A. Kamsky, John M. B. O’Connor, Richard M. Rompala and Philip J. Schulz. The directors and corporate governance committee:

•	makes recommendations to the board regarding the election of the chief executive officer;

•	reviews the nominees for our other officers;

•	makes recommendations to the board regarding the size and composition of the board and the qualifications and experience that might be sought in board nominees;

•	seeks out and recommends possible candidates for nomination and considers recommendations by shareholders, management, employees and others for candidates for nomination and renomination as directors;

•	assesses whether the qualifications and experience of board nominees meet the current needs of the board;

•	reviews plans for management development and succession;

•

periodically reviews corporate governance trends, issues and best practices and makes recommendations to the board regarding the adoption of best practices most appropriate for the governance of the affairs of the board;

•	reviews and makes recommendations to the board regarding the composition, duties and responsibilities of various board committees;

•	reviews and advises the board on such matters as protection against liability and indemnification;

•	reports periodically to the board on the performance of the board itself as a whole; and

•	has the authority to hire its own independent advisors.

The Executive Committee meets as needed in accordance with our Bylaws. Between meetings of the board, the executive committee may exercise all the power and authority of the board (including authority and power over our financial affairs) except for matters reserved to the full board by Virginia law and matters for which the board gives specific directions. During 2007, this committee held no meetings. The executive committee members are: Joseph D. Rupp, Chair, Randall W. Larrimore, Richard M. Rompala and Philip J. Schulz.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee during the past fiscal year:

•	has served as an officer or employee for Olin during that fiscal year, or

•	has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

None of our executive officers:

•	serve on the compensation committee of any other company for which one of our directors serves as an executive officer, or

•	serve on the board of directors of any other company where a member of our Compensation Committee serves as an executive officer.

What is Olin’s Director nomination process?

Our directors and corporate governance committee acts as our nominating committee. As a policy, the committee considers any director candidates suggested by shareholders if we receive the appropriate information in a timely manner. Our Principles of Corporate Governance provide that the Board Chair and Chief Executive Officer, Lead Director, other directors, employees and shareholders, may recommend director nominees to the committee. The committee uses the same process to review and evaluate all potential director nominees, regardless of who recommends the candidate. The committee reviews and evaluates each nominee and the Committee Chair, the Board Chair and CEO and Lead Director interview the potential board candidates selected by the committee. The interview results, along with the committee’s recommended nominees, are submitted to the full board.

Criteria for new board members include recognized achievement plus skills such as a special understanding or ability to contribute to some aspect of Olin’s business. Racial and gender diversity are important but not at the expense of particular qualifications and experience that are required to meet the needs of the board. The committee also strives to include board members with the personal qualities and experience that taken together will ensure a strong board of directors. The principal qualities of an effective corporate director include strength of character, an inquiring and independent mind, practical wisdom, and mature judgment.

A shareholder can suggest a person for nomination as a director by providing the name and address of the candidate, and a detailed description of his or her experience and other qualifications for the position, in writing addressed to the board of directors in care of the Secretary, Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105. The notice may be sent at any time, but for a candidate to be considered by the committee as a nominee for an annual shareholder meeting, we must receive the written information at least 150 days before the anniversary of the date of the prior year’s proxy statement. For example, for candidates to be considered for nomination by the committee at the 2009 annual meeting, we must receive the information from shareholders on or before October 13, 2008.

In addition to shareholders proposing candidates for consideration by the committee, Olin’s Bylaws allow shareholders to directly nominate individuals at the annual shareholder meeting for election to the board by delivering a written notice as described under the heading “How can I directly nominate a Director for election to the board at the 2009 meeting?” on pages 5 and 6 under the heading “Miscellaneous” above. Although a shareholder may directly nominate an individual for election as a director, the board is not required to include such nominee in the proxy statement.

Who presides at Executive Sessions of the Board of Directors?

In accordance with our Principles of Corporate Governance, Richard M. Rompala, our Lead Director, typically presides during executive sessions of the board’s independent directors.

Report of the Audit Committee

The audit committee’s primary responsibility is to assist the board in its oversight of the integrity of the Corporation’s financial reporting process and systems of internal control, to evaluate the independence and performance of the Corporation’s independent registered public accounting firm, KPMG LLP, and internal audit functions and to encourage private communication between the audit committee and KPMG and the internal auditors.

The committee held seven meetings during the year. During the second half of 2007, the audit committee also completed a self-assessment.

In discharging its responsibility, the audit committee reviewed and discussed the audited financial statements for fiscal year 2007 with Management and KPMG, including the matters required to be discussed by Statement on Auditing Standards (SAS) No. 114, The Auditor’s Communication With Those Charged With Governance (Supersedes SAS No. 61, Communication With Audit Committees, as amended, AICPA, Professional Standards.)

In addition, the audit committee received a written report from KPMG covering disclosures required by Independence Standards Board Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES. The audit committee discussed with KPMG the issue of its independence from Olin and reviewed KPMG’s reports on the firm’s quality review procedures and findings, results of peer reviews and investigations and inquiries, including corrective actions taken. The audit committee also negotiated the hiring of KPMG for the 2007 audit and pre-approved all fees which SEC rules require the committee to approve to ensure that the work performed was permissible under applicable standards and would not impair KPMG’s independence.

Based on the audit committee’s discussions with management and KPMG and the audit committee’s review of KPMG’s written report and the other materials discussed above, the audit committee recommended that the board of directors include the audited consolidated financial statements in Olin’s Annual Report on Form 10-K for the year ended December 31, 2007, to be filed with the SEC.

February 21, 2008

Philip J. Schulz, Chair

Randall W. Larrimore

John M. B. O’Connor

Richard M. Rompala

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

How much stock is beneficially owned by each director and nominee for director and by the named executive officers in the Summary Compensation Table?

This table shows how many shares of our common stock certain persons beneficially owned on January 15, 2008. Those persons include each director and director nominee, each named executive officer in the Summary Compensation Table on page 31, and all directors and executive officers as a group. A person has “beneficial ownership” of shares if the person has voting or investment power over the shares or the right to acquire such power within 60 days. “Investment power” means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the number of shares listed, except as noted in the following table.

Name of Beneficial Owner	No. of Shares Beneficially Owned (a)		Percent of Common Stock (b)
Donald W. Bogus	9,274		—
C. Robert Bunch	13,562		—
Virginia A. Kamsky	11,890		—
Randall W. Larrimore	42,719		—
John M. B. O’Connor	17,943		—
Richard M. Rompala	57,321		—
Anthony W. Ruggiero	146,182		—
Philip J. Schulz	19,548		—
Joseph D. Rupp	673,712		—
John E. Fischer	96,243		—
George H. Pain	130,597	(c)	—
John L. McIntosh	177,668		—
Dennis R. McGough	148,928		—
Directors and executive officers as a group, including those named above (17 persons)	1,788,075		2.4

(a)	Includes shares credited under the CEOP on January 15, 2008, phantom stock units credited to deferred accounts under the Directors Plan, and shares that may be acquired within 60 days (by March 15, 2008) through the exercise of stock options as follows:

Name	Number of Phantom Stock Units Held in Director Deferred Accounts*	Number of Shares Subject to Options Exercisable in 60 days
Mr. Bogus	6,092	—
Mr. Bunch	13,562	—
Ms. Kamsky	7,800	—
Mr. Larrimore	35,448	—
Mr. O’Connor	12,943	—
Mr. Rompala	56,821	—
Mr. Ruggiero	9,154	123,417
Mr. Schulz	11,793	—
Mr. Rupp	—	573,117
Mr. Fischer	—	91,475
Mr. Pain	—	122,583
Mr. McIntosh	—	161,500
Mr. McGough	—	132,975
Directors and executive officers as a group, including those named above (17 persons)	153,613	1,424,069

*	Such shares have no voting rights.
(b)	Unless otherwise indicated, beneficial ownership does not exceed 1% of the outstanding shares of common stock.
(c)	Includes 7,028 shares held in a revocable trust by Mr. Pain’s spouse and for the benefit of his spouse.

Review, Approval or Ratification of Transactions with Related Persons

Our Principles of Corporate Governance and our Code of Conduct include policies and procedures requiring pre-approval of certain transactions involving our directors and employees and their family members and affiliated organizations if Olin is a direct or indirect participant. The policies define “family member” to mean a spouse, child, sibling, stepchild, stepparent, mother-, father-, son-, daughter-, or sister- in-law, or any other person living with the individual (except tenants and household employees). Affiliated organizations include those entities where the individual or family member serves as a director, executive officer or holder of 5% or more of the equity interests.

Our Principles of Corporate Governance require the directors and corporate governance committee (or, if that committee determines it is appropriate, the board) to pre-approve the following transactions with directors, family members and affiliated organizations:

•	charitable contributions of more than $10,000 in a fiscal year,

•

transactions involving more than $120,000 (individually or in the aggregate) in a fiscal year (other than purchases or sales of goods and services contracted for by Olin business units in the normal course of business),

•	transactions in excess of $120,000 in a fiscal year for consulting or personal services,

•	transactions in excess of $120,000 in a fiscal year directly with (or involving direct compensation to) a director or family member, and

•	transactions (even in the ordinary course of business) involving the greater of $1 million or 2% of consolidated gross revenues of either Olin or the other party.

Our Code of Conduct and related Corporate Policy Statement require the approval of the board of directors before an officer may serve as a director or provide services to another organization (as an officer, employee, consultant, etc.). Any such service by other employees must be pre-approved by our President and CEO, if the potential for a conflict of interest exists. These provisions also prohibit any employee or family member from having any direct or indirect interest in, or any involvement with or obligation to, any business organization (including any non-profit entity to which Olin makes contributions) which does or seeks to do business with Olin, or any Olin competitor, without pre-approval from the employee’s department head.

In granting pre-approval, the directors and corporate governance committee, board members and management focus on the best interests of Olin.

In addition to the pre-approval process described above, our Code of Conduct and related Corporate Policy Statements prohibit any director or employee from engaging in a transaction that might conflict with the best interests of Olin.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the SEC, and these persons must furnish us with copies of the forms they file. Officers, directors and ten-percent beneficial owners complied with all Section 16(a) filing requirements in 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

We design our executive compensation policies and programs to attract, motivate and retain the highest quality executives, with a focus on shareholder return. Our goal is to compete in the market for people with the talent and skills we believe necessary to our success. We construct our executive compensation program and its various components to reflect market practices. Several components of executive compensation vary with our results to align our executives’ interests with those of our shareholders and provide a motivational element. We also design our program to provide an incentive to executives to achieve other strategic objectives consistent with our goals.

General Executive Compensation Process

Our compensation committee consists of directors determined to be independent under the NYSE listing criteria. The committee establishes total compensation opportunities (and each of the individual elements) for Joseph D. Rupp, Chairman, President and Chief Executive Officer (the CEO). The committee also approves compensation of the other named executive officers based on recommendations by the CEO.

To assist it in performing its duties, the committee engages outside executive compensation consultants. From 2000 to March 2007, our compensation committee retained Hewitt Associates, Inc. In June 2007, the committee retained Exequity LLP, an independent board and management advisory firm. Exequity does no other work for Olin. The selection of Exequity provided Olin with independent advice and continuity of key personnel providing services. In 2007, the committee discussed its compensation philosophy with Exequity, but otherwise did not impose any specific limitations or constraints on, or otherwise direct, the manner in which Exequity performed its advisory services.

As advisor to the compensation committee, Exequity reviewed the total compensation strategy and pay levels for our named executive officers, examined all aspects of our executive compensation programs to ensure their ongoing support of our business strategy, informed the committee of developing legal and regulatory considerations affecting executive compensation and benefit programs, and provided general advice to the committee on all compensation decisions pertaining to the CEO and to all senior executive compensation recommendations submitted by management. The committee routinely meets in executive session (without the CEO or other officers present). As appropriate, Exequity attends some of those executive sessions. In addition to the committee’s retention of Exequity, Olin periodically retains one or more other compensation consulting firms to provide general services, such as actuarial services for pension plans.

Our compensation consultant provides significant market data to the committee, including an annual assessment of our relative position among a group of over 350 general manufacturing and services companies that we have used for benchmarking in the past several years, including 2007. Our committee reviews revenue-adjusted data from this cross-section of companies. We refer to this revenue-adjusted group as the “comparator group.” It consists of the entire community of manufacturing and services companies that participate in the Hewitt Associates Total Compensation DataBase™ (the DataBase), excluding companies that operate in energy services, retail, health services, and financial sectors. The DataBase is a widely respected source of executive compensation information, and our decision to rely on it for competitive pay information ensures that a reputable and unrelated organization actively secures and analyzes the compensation data on which our committee bases its judgment about appropriate levels of pay for our executive officers.

Our reliance on pay practices among a community as large and varied as the comparator group reflects the committee’s belief that our labor market for executive talent spans all of the manufacturing and services community, and that the comparator group is a good representation of that labor pool. The committee did not examine the pay practices at each of the DataBase companies, nor did it study the similarities between Olin and each organization in the comparator group. Instead, the committee considered the median pay levels in the comparator group after adjusting the pay practices for an observable relationship between executive pay levels and company size and relied on those statistical representations as typifying revenue-adjusted general industry norms. It was against these norms that the committee drew its conclusions about the appropriateness of the executive officer pay levels and based its decisions about 2007 pay adjustments.

The committee determines the total target compensation level for the CEO, as well as the appropriate mix of the compensation elements, based on prevailing practices in the comparator group. The CEO relies on comparator group standards to recommend, for the committee’s review and approval, the levels and mix of elements for all of our executive officers. Although the committee is not bound to mirror the comparator group standards when it makes decisions on compensation levels and the mix of elements, the committee generally relies heavily on the identified competitive norms to ensure that we can compete for executive talent. Certain components of executive compensation (such as portions of change in control payments) are based directly on salary and annual cash incentive. Other target components of compensation are linked to salary—for example annual and long-term incentive awards.

In 2007, the committee also reviewed the relationship between the CEO’s compensation and the compensation for the other named executive officers. The committee determined that the pay relationships are appropriate given the levels of individual responsibility and external standards.

Elements of Compensation

Overview.    We list the primary elements of our executive compensation below, together with relevant information about each element:

Compensation Element	Purpose	Factors Used to Determine Amount	Percentage of 2007 Annual Compensation*
Annual Base Salary	• Rewards day-to-day value of executives consistent with the market	• Median salaries of the comparator group • Scope of responsibilities • Time in position • Value of the employee in the market • Historic individual performance	• CEO—32.1% • Other named executive officers—47.1%

Compensation Element	Purpose	Factors Used to Determine Amount	Percentage of 2007 Annual Compensation*
Annual Cash Incentive Award	• Ties compensation to investor returns • Motivates executives to achieve short term financial targets and non-financial strategic objectives • Communicates key goals of the company to executives

•        Criteria for all named executive officers:

1.      Earnings per share

2.      Performance on key operational factors and non-financial goals we believe important to our long-term success

•        Primary criteria for heads of operating units:

1.      Cash flow

2.      Return on capital

3.      Operating Income

• CEO—39.0% • Other named executive officers—30.9%
Long Term Incentive

•        Ties compensation to investor returns

•        Motivates executives to achieve long-range goals that benefit shareholders

•        Aligns financial interests of executives and shareholders

•        Motivates executives with goals tied to shareholder returns

•        Number of stock options granted based on total return to shareholders

•        Performance share payouts for executive officers based on our return on capital compared to the S&P 1000 Materials companies plus six direct competitors**

•        Level of target awards for each named executive officer based on practices of comparator group

• CEO—26.5% • Other named executive officers—15.9%
Retirement and Severance Benefits

•        Retention of key executives

•        Rewards long-term service and provides financial security

•         Ensures that managers are personally indifferent to the outcome of a transaction in a change in control situation

		• Employee’s length of service • Programs offered by competitors	Not Applicable

*	From Summary Compensation Table, excluding Change in Pension Value and Non-qualified Deferred Compensation Earnings, and based on the FAS 123R value of equity awards granted in 2007. The Summary Compensation Table reflects the dollar amount we recognized in our 2007 income statement for all outstanding equity awards to the named executive officers, calculated in accordance with FAS 123R, and thus includes amounts from awards granted in 2007 and in prior years. These percentages may not be able to be derived using the amounts reflected in that table.
**	The six direct competitors for 2007 were Mueller Industries, Inc., Wolverine Tube, Inc., Occidental Petroleum Corporation, Alliant Techsystems, PPG Industries, Inc. and The Dow Chemical Company. We refer to this group of companies plus the S&P 1000 Materials companies as the Modified S&P 1000.

The percentage of total compensation allocated to each element varies by individual. The committee determines the appropriate mix of these elements after considering prevailing practices in the comparator group. Our executives also participate in certain other benefits, such as general health, life and disability insurance plans, most of which are available to all salaried employees.

As a guideline, the committee intends that expenditures with respect to base salaries, total cash compensation (salary and annual cash incentive), and total compensation (total cash plus the grant date value of long-term incentive awards) approximate the median of the comparator group practices. The committee believes that targeting the median market allows us to attract, motivate, and retain the quality executive talent Olin needs. Actual pay levels for any individual named executive officer in any year, however, may be below or above the median. The following table illustrates our intended pay positioning levels and actual compensation posture for our named executive officers in 2007:

	Base Salary	Total Cash	Total Compensation
Pay Objective	Median	Median	Median
Actual Position (relative to objective)	3% below median	4% below median	17% below median

Our general practice for an executive who is new in his/her position is to establish compensation below the market, and to increase it to market level over the first several years, assuming that performance warrants such increases. Other material increases in compensation generally relate to promotions or added responsibilities. For example, when Mr. Rupp became CEO in 2002, his base salary was well below the median of the comparator group, largely to reflect his short tenure as our CEO. During the past two years, Mr. Rupp’s salary has been near the median level of the comparator group.

Salary.    The committee generally makes salary adjustments for the named executive officers on an annual basis, but when warranted by cash flow considerations, this period has been extended to 18 months or more, and we have frozen executive base salaries for periods of time. In the past 10 years, we have not decreased base salary for any named executive officer.

After reviewing comparator group practices, the committee determined that increases were required in 2007 to ensure that salaries for our executive officers approximated the market median. The committee approved the following salaries for our named executive officers, effective April 1, 2007: Mr. Rupp - $820,000; Mr. Fischer - $357,000; Mr. Pain - $364,000; Mr. McIntosh - $336,000; and Mr. McGough - $285,000. In each instance, the approved increase reflected the committee’s assessment of the officer’s trailing salary position to the market median and his experience and length of service in his role, as well as his substantial contribution to our strong 2006 performance.

Annual Cash Incentive (Non-equity Incentive Plan Compensation).    Named executive officers participate in the Senior Management Incentive Compensation Plan, or SMICP, an incentive plan approved by our shareholders. The SMICP provides named executive officers with annual incentive opportunities that are comparable to those they would receive were they participants in the annual cash incentive plan that extends to our other executives (our Management Incentive Compensation Plan, or MICP). Using the SMICP for our named executive officers allows us to deduct payments to those individuals under the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code).

The mechanics of the SMICP operation in 2007 were as follows:

•	At the start of the year, Exequity informed the committee of the median percentage of net income allocated by the comparator group to fund their annual incentives.

•

The committee then considered and approved 6% of 2007 income to be set aside to fund our maximum annual cash incentives for both the SMICP and the MICP (with income calculated as 2007 earnings per share (EPS) multiplied by the weighted average number of shares outstanding in 2007, where EPS represents consolidated net income before the after-tax effect of special charges or gains or the cumulative effect of a change in accounting, divided by the weighted average number of shares outstanding on a fully diluted basis).

•

The committee allocated 30% of the formulated maximum incentive pool to fund a maximum award for the CEO, 20% to fund maximum awards for the second and third highest paid named executive officers and 15% to fund maximum awards for the fourth and fifth highest paid named executive officers.

•

The committee exercised its discretion after the end of 2007 to award to each named executive officer such portion of his allocated fund as the committee deemed appropriate in view of our results with respect to the selected performance criteria and the individual officer’s contribution to those results.

Although the committee exercises discretion to reduce annual incentives under the SMICP, it may not increase the payments above the maximum amounts established as described above, and the payout under the SMICP may not exceed 200% of the executive’s base salary. When using its discretion to reduce annual incentives for 2007, the committee examined achievement with respect to financial goals and non-financial strategic accomplishments. In determining SMICP payments for named executive officers with company-wide responsibility (Messrs. Rupp, Fischer, Pain and McGough), the committee considered the Company’s financial performance, especially its generation of $130.4 million of income (2.7% growth over 2006), coupled with notable accomplishments relating to safety, restructuring, management of environmental liabilities, and contract negotiations with respect to strategic initiatives. In particular, the committee reviewed our successful acquisition in 2007 of Pioneer Companies, Inc. and the divestiture of our Metals business, including Chase Brass. In consideration of these results, the committee used its discretionary assessment of named executive officer performance for the year and approved the awards identified in the Summary Compensation Table. Each of these approved awards represents a reduction in award level from the recipients’ maximum permissible portion of the SMICP pool.

For Mr. McIntosh, who has divisional responsibility, the committee adopted a blended consideration of Olin and divisional accomplishments, and applied a more formulaic approach to SMICP award determination. The committee decided that 25% of Mr. McIntosh’s overall award should be a function of Olin financial and non-financial accomplishments and 75% of his overall incentive award should reflect Chlor Alkali performance (where Chlor Alkali division financial objectives were assigned a 75% weight and division non-financial strategic objectives were assigned a 25% weight). The committee’s discretionary decisions with respect to Mr. McIntosh’s SMICP award for 2007 reflected the following Chlor-Alkali division accomplishments in addition to the company achievements delineated above: Chlor-Alkali Financial factors—Pretax Income at 15% ahead of target; Operating Cash Flow that was 5% behind target; Return on Capital that exceeded target more than three-fold; and Chlor-Alkali Non-Financial Factors—improvements in safety performance and in productivity; and

major gains in sales of strategic products. After reviewing these results, the committee used its discretion to approve for Mr. McIntosh the SMICP payment identified in the Summary Compensation Table.

Long Term Incentive Compensation.    In 2007, we allocated the value of long-term incentive compensation awards equally between performance shares and stock options. This combination of awards was deemed by the committee to optimize our emphasis on achieving stipulated performance goals that drive investor value and generating long-term appreciation in Olin’s stock price. The committee makes all awards to executive officers (both performance shares and stock options). The committee believes that its determination of stock option and performance share awards is highly representative of external market practices (the comparator group).

All long-term incentive compensation plan participants are assigned target award levels at values deemed by the committee to be competitive with external market practices (the comparator group). The sum of all individual target awards represents our overall long-term incentive award value. The process the committee follows to determine stock option and performance share awards is described below.

Performance Shares.    Half the value of each participant’s 2007 long-term incentive target award value was delivered in performance shares. The number of performance shares awarded to each participant was formulated by dividing half the participant’s target award value by the economic value of a performance share. Each executive received a target number of performance shares in early 2007, which vest after the end of 2009, but the total number of performance shares that vest may vary between 25% and 150% of the target number. The actual number of performance shares that vest depends on our average annual return on capital for the three years ending December 31, 2009, in relation to the average annual return on capital among the Modified S&P 1000 for that period, as set forth in more detail in the chart below:

Average annual return on capital for three-year period compared to average annual return on capital for the Modified S&P 1000 for period:	Percentage of target number of performance shares that vest:
Quintile 5	150%
Quintile 4	125%
Quintile 3	100%
Quintile 2	50%
Quintile 1	25%

Olin’s return on capital performance against the Modified S&P 1000 for the relevant three-year period is determined after the data on the Modified S&P 1000 becomes available (typically the summer after the three-year period ends) and the performance shares earned are calculated and paid. Our return on capital of 9.2% for the three years ended December 31, 2006 fell in Quintile 3, and our return on capital of 6.2% for the three years ended December 31, 2005 fell in Quintile 2.

Stock Options.    The remaining half of each participant’s long-term incentive target award value is delivered in stock options. Stock options are granted annually from a committee-approved pool of option shares. The pool of stock options available for issuance each year equals half the value of overall long-term incentive award value, divided by the Black-Scholes value of options for our common stock (not to be lower than 20% of the then-current market price of our common stock). This formulated pool of shares increases or decreases based on our trailing three-year total shareholder return (TSR) compared to the Modified S&P 1000, as follows:

Olin TSR compared to TSR for the Modified S&P 1000	Effect on number of shares available for option grants
Top third	+25%
Middle third	No change
Bottom third	- 25%

Our 2007 stock option pool was set at 75% of the aggregate pool of options because our trailing three-year TSR for the three years ended December 31, 2006 (-2.2%) fell in the bottom third of the Modified S&P 1000. We believe the Modified S&P 1000 represents our primary competition for investment capital, and therefore comprises an appropriate comparison group for performance purposes. We use TSR, which represents the increase in the fair market value of our common stock over the three-year period, including reinvestment of dividends, to tie executive rewards to our shareholders’ interests. We calculate TSR using the method we use for our Performance Graph included in our Form 10-K.

The number of stock options granted to individual long-term incentive plan participants reflects the portion of the available pool represented by the individual’s target award. The committee (or the CEO, in the case of non-officers) may increase or decrease the option grant for an individual by up to 25% from the target level, although that discretion has not been exercised.

We grant options at the first committee meeting each year. In 2008, the first committee meeting was January 25, 2008. The committee approved the granting of options on that date effective on February 7, 2008, with an exercise price of $20.29 per share, the average of the high and low per share sales price of our common stock on the New York Stock Exchange on February 7, 2008. Whenever the first scheduled meeting has occurred before or near the time we release our year end earnings report, the committee has granted stock options:

•	with a grant effective date approximately 10 days after the release of year end earnings, and

•	with the exercise price equal to fair market value (defined in our option plans as the average of the high and low sales prices of our common stock) on the grant effective date.

The practice ensures that the exercise prices of stock options reflected all current information. Although we have no formal policy on granting options at a time when inside information may exist, the committee follows the procedure we describe above when necessary to ensure that option exercise prices reflect full disclosure of earnings information. Our CEO has authority to grant a very limited number of options at other times during the year (no more than 50,000 total shares or 5,000 shares per employee), but may not grant options to anyone who is an officer within the definition of the rules under Section 16 of the Exchange Act, or “back date” any options.

We have not engaged in “back dating” of options, and do not grant options with an exercise price below the average of the high and low sale prices on the effective date of the option grant.

Other Compensation.    The committee occasionally approves payments to an individual or group of employees to reflect special circumstances. Effective February 7, 2008, the committee made special restricted stock unit grants for an aggregate of 101,676 shares, to four of the named executive officers and 16 other employees. Messrs. Fischer and Pain received grants for 13,334 shares each, and Messrs. McIntosh and McGough received grants for 6,667 shares each. The restricted stock units vest on the earlier of a change in control or the third anniversary of the grant date, if the individual remains an Olin employee until that date, and accrues dividend equivalents until vesting. The committee intends to make similar restricted stock awards in 2009 and 2010 to the same employees. These awards serve as a retention incentive for a key group of officers and employees and also reward their significant efforts and contributions to the consummation of our recent restructuring activities, including the sale of our Metals businesses and the acquisition of Pioneer Companies, Inc.

We also offer certain other personal benefits to executives, primarily automobile expenses, financial counseling services and life insurance premiums (as well as the retirement and change in control benefits described below). We provide other benefits, such as a portion of health insurance premiums, to all salaried employees, while others, such as certain life insurance benefits, are provided only to the named executive officers and other senior managers. We also provide certain retirement benefits, described below. We tie these benefits to competitive practices in the market, a practice the committee believes enables us to attract and retain executives with the talents and skill sets we require.

Retirement Benefits.    We offer retirement benefits as part of the package to recruit and retain employees, as well as to contribute to financial security in post-employment years. Our retirement benefits also reflect an individual’s contributions over his or her career with the company, as those benefits are based in part on the employee’s service. In general, we establish retirement benefits based on comparable programs offered by competitors. The committee believes nonqualified supplemental plans like ours are commonly provided to executives at other companies, and offering these benefits helps us remain competitive for qualified senior-level executive talent. We periodically re-evaluate and update those plans to respond to changes in the market. For example, in 2005, we amended the Qualified Plan to eliminate participation for salaried employees hired on or after January 1, 2005, and as of December 31, 2007, we froze defined benefit accruals for salaried participants under the Qualified Plan, Supplemental Plan and Senior Plan. The following chart summarizes the benefits provided under our retirement plans before and after December 31, 2007, for salaried employees:

Plan Title	Participants/Purpose	Benefits Through 12/31/07	Benefits Beginning 1/1/08
Olin Corporation Contributing Employee Ownership Plan (the CEOP)—Employee Savings Account	Salaried employees are eligible to make pre-tax contributions (401(k) plan) and after-tax contributions.	Salaried employees may contribute up to 80% of eligible compensation (subject to Code limits of 2007 pre-tax contributions of $15,500). Olin annually matches the first 6% of eligible compensation the employee contributes. Olin’s matching rate of contribution is between 0% and 75% based on Olin’s earnings per share for that year.	Salaried employees may contribute up to 80% of eligible compensation (subject to Code limits of 2008 pre-tax contributions of $15,500). Olin annually matches 50% of the first 6% of eligible compensation the employee contributes.

Plan Title	Participants/Purpose	Benefits Through 12/31/07	Benefits Beginning 1/1/08
CEOP – Defined Contribution Retirement Account		For salaried employees hired on or after January 1, 2005, a contribution equal to 5% of eligible compensation is made.	For all salaried employees, Olin makes contributions to the Defined Contribution Retirement Account of 5% or 7.5% (depending on employee age) of eligible compensation.

Olin Corporation Employees Pension Plan (Qualified Plan)	Salaried employees hired before 1/1/05—to provide retirement benefits	Defined benefits upon retirement based on salary and tenure

Benefit accruals frozen as of December 31, 2007, but continued employment counts toward years of service for vesting and early retirement eligibility

See discussion of additional CEOP contributions after 1/1/08 (above)

Olin Corporation Supplemental Contributing Employee Ownership Plan (Supplemental CEOP)—Employee Savings Account	Senior management —to compensate for Code limits on CEOP contributions	Eligible employees may make pre-tax contributions on eligible compensation in excess of Code limits and receive Olin matching contributions at the same percentages as the CEOP (as set forth above).	Eligible employees may make pre-tax contributions on eligible compensation in excess of Code limits and receive Olin matching contributions at the same percentages as the CEOP (as set forth above).

Supplemental CEOP— Defined Contribution Retirement Account		For eligible employees hired on or after January 1, 2005, a contribution of 5% of eligible compensation in excess of Code limits is made.	Olin makes contributions of 5% or 7.5% (depending on employee age) of eligible compensation.

Olin Supplementary and Deferral Benefit Pension Plan (Supplemental Plan)	Senior management— to compensate for Code limits on pensionable compensation under Qualified Plan	Defined pension benefits based on tenure and eligible compensation without regard to Code limits, with an offset for Qualified Plan benefits

Benefit accruals frozen as of December 31, 2007, but continued employment counts toward years of service for vesting and early retirement eligibility

See discussion of additional Supplemental CEOP contributions after 1/1/08 (above).

Plan Title	Participants/Purpose	Benefits Through 12/31/07	Benefits Beginning 1/1/08
Olin Senior Executive Pension Plan (Senior Plan)	Senior management— benefits in excess of Supplemental and Qualified Plans, based on a higher percentage of compensation	Defined pension benefits based on eligible compensation and tenure, with an offset for Qualified Plan and Supplemental Plan benefits and for 50% of Social Security benefits	Benefit accruals frozen as of December 31, 2007, but continued employment counts toward years of service for vesting and early retirement eligibility

The Supplemental CEOP, the Supplemental Plan and the Senior Plan are unfunded, nonqualified deferred compensation plans for the named executive officers and a select group of other senior management employees. Because each of these three plans is unfunded, participants receive benefits only if we have the financial resources to make the payments when due. The committee believes these nonqualified supplements are commonly extended to executives at other companies, and by offering these benefits we remain competitive in the market for qualified senior-level executive talent. We describe the terms of our retirement plans in more detail in the narrative discussion following the table entitled “Pension Benefits” below.

Change in Control Agreements.    We provide change in control agreements to our senior management to ensure that our executives work to secure the best outcome for shareholders in the event of a possible change in control, even if it means that they lose their jobs as a result. As a retention incentive, each of our senior executives also has an agreement that provides certain benefits if the executive’s employment is terminated without cause. These agreements are described in detail under the discussion following the “Summary Compensation Table” and under the caption “Potential Payments Upon Termination or Change in Control.”

The committee gives careful attention to all aspects of executive compensation and for the reasons discussed above remains confident that our executive compensation program satisfies our objectives.

Tax and Accounting Considerations

All elements of compensation, including salaries, generate charges to earnings under generally accepted accounting principles (GAAP). We generally do not adjust compensation based on accounting factors, but we consider the tax effect of various types of compensation. The committee considers the limit on deductions for compensation over $1 million, and designs our stock options, the largest portion of our performance shares and our annual cash incentive to meet the exemption for “performance based” compensation from this deductibility limit. It is possible, however, that portions of these awards will not qualify as “performance-based compensation,” and, when combined with salary and other compensation to a named executive officer, may exceed this limitation in any particular year.

The American Jobs Creation Act of 2004 changed tax rules applicable to nonqualified deferred compensation arrangements. Olin has been in operational compliance with such rules to the extent applicable, and documentary compliance with those rules is currently required by the end of 2008. We are in the process of revising our plans and taking other steps to comply, but do not believe that the changes we are making will have a material impact on Olin.

We have no policy addressing recovery of performance-based awards to the extent financial results underlying those awards are restated, but that situation has never arisen. If it does occur, our committee would determine the appropriate action under the circumstances.

Our severance arrangements described below under “Potential Payments Upon Termination or Change in Control” provide that we will “gross up” the amount of excise tax due on “excess golden parachute payments” provisions under Code Section 280G. The committee considered this benefit in approving the terms of those agreements.

Stock Ownership Guidelines

We describe our stock ownership guidelines for directors under the heading “Director Compensation” below. Our stock ownership guidelines require executive officers and certain other senior managers to maintain specified ownership levels of our stock, based upon their positions. Under our current guidelines, our CEO is expected to attain stock ownership of at least 150,000 shares, and our other named executive officers are expected to hold at least 20,000 shares of our common stock.

We expect an executive to achieve the appropriate ownership level within five years. Our committee monitors compliance with the stock ownership guidelines annually. To determine “stock ownership” under the guidelines, we include, in addition to shares the individual owns outright, restricted stock, shares held in the executive’s CEOP account, shares subject to vested stock options with an exercise price below the current market price and one-half of the unvested target performance share awards payable in stock. All of our named executive officers met these guidelines as of the end of 2007.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2007 and 2006.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus (1) ($) (d)	Stock Awards (2) ($) (e)	Option Awards (2) ($) (f)	Non-Equity Incentive Plan Compen- sation (3) ($) (g)	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings (4) ($) (h)	All Other Compen- sation (5) ($) (i)	Total ($) (j)
Joseph D. Rupp Chairman, President and CEO	2007 2006	810,006 772,500	— —	1,143,167 707,576	751,449 616,995	984,000 760,266	1,601,439 1,591,212	82,665 145,730	5,372,726 4,594,279
John E. Fischer Vice President and Chief Financial Officer	2007 2006	349,500 322,749	— —	293,814 192,948	188,166 159,223	264,000 194,940	227,612 199,445	52,480 52,146	1,375,572 1,121,451
George H. Pain Vice President, General Counsel and Secretary	2007 2006	359,256 339,999	— —	255,232 173,782	162,776 144,904	247,200 194,940	327,926 263,922	62,030 248,002	1,414,421 1,365,549
John L. McIntosh Vice President and President, Chlor Alkali Products Division	2007 2006	332,751 320,253	— —	207,608 157,462	151,833 149,196	207,900 221,884	231,975 271,969	44,420 84,037	1,176,487 1,204,801
Dennis R. McGough Vice President, Human Resources	2007 2006	283,002 275,256	— —	142,738 71,696	102,819 105,669	150,000 116,964	369,864 333,337	25,067 37,568	1,073,490 940,490

(1)	The named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments. Annual cash incentive payments under the SMICP appear in column (g). Each of the named executive officers has one or more agreements that provide for certain severance benefits (including additional benefits in the event of a “change in control”). The provisions of those agreements are described in more detail under the section entitled “Potential Payments Upon Termination or Change in Control.”
(2)	Represents the dollar amount we recognized in our income statement in the appropriate year for equity awards to the named executive officers, calculated in accordance with FAS 123R, and thus includes amounts from awards granted in such year and in prior years. Please see the notes entitled “Stock-Based Compensation” and “Accounting Policies—Stock-Based Compensation” in the notes to our audited financial statements included in our 2007 annual report on Form 10-K for a discussion of the assumptions underlying these calculations.
(3)	Amounts listed in this column were determined by the committee under our SMICP.
(4)	Amounts reported in this column represent the total increase in the present value of the pension benefits during the applicable year under all of our defined benefit pension plans, and are comprised of the following items:

Increase in Present Value of Pension Benefit Under:
	Year	Qualified Plan	Supplemental Plan	Senior Plan
Joseph D. Rupp	2007	$89,447	$1,511,992	$0	(a)
	2006	$50,029	$1,555,899	$—	(a)
John E. Fischer	2007	$50,486	$115,600	$61,526
	2006	$31,750	$116,682	$51,013
George H. Pain	2007	$67,417	$158,052	$102,457
	2006	$44,266	$138,055	$81,601
John L. McIntosh	2007	$66,998	$194,112	$—	(b)
	2006	$40,929	$240,050	$—	(b)
Dennis R. McGough	2007	$100,857	$194,187	$74,820
	2006	$63,009	$212,734	$57,593

(a)	Present value of pension benefit from the Senior Plan decreased by $14,716 in 2006. There is no pension benefit payable from the Senior Plan in 2006 or 2007, so there is no increase in the present value of the pension benefit under that plan from 2006 to 2007.

(b)	Present value of pension benefit from the Senior Plan decreased by $29,135 in 2007 and $9,010 in 2006.

Changes in the present value of pension benefits are determined using the assumptions we use for financial reporting purposes. The discount rates were 5.75%, 6.00% and 6.25% for December 31, 2005, December 31, 2006, and December 31, 2007, respectively. We used the 1983 Group Annuity Mortality table for mortality for 2005 and 2006 and the RP2000 Mortality table for 2007. Please see the note entitled “Pension Plans and Retirement Benefits” in the notes to our audited financial statements included in our 2007 annual report on Form 10-K for a discussion of these assumptions.

We used age 62, the first age at which unreduced pension benefits are payable under the Qualified Plan, the Supplemental Plan and the Senior Plan, to determine the change in the present value of the pension benefits under these plans.

Generally, the Senior Plan provides a 50% benefit to the executive’s surviving spouse (which we refer to as a “joint and survivorship benefit”) without an actuarial reduction in payments during the executive’s lifetime. An executive also can elect to have payments under the Qualified Plan and the Supplemental Plan extend for the remainder of his or her spouse’s lifetime, but such an election results in an actuarial reduction to benefits paid under those plans. Benefits paid from the Senior Plan are increased by the amount of the actuarial reduction under the Qualified Plan and the Supplemental Plan for a 50% joint and survivorship benefit. In accordance with the SEC regulations, the pension benefits in the Summary Compensation Table reflect benefits payable in the form of a single life annuity payable only during the life of the executive, and do not reflect any joint and survivorship benefit.

(5)	Amounts reported in this column are comprised of the following items, and, where applicable, include the amount of the income tax gross-up:

	Year	Arch Equity (a)		Life Insurance Premiums (b)		CEOP Match		Supplemental CEOP Match (c)		Automobile (d)		Financial Consulting Services		Moving/ Commuting Expenses		Excess Liability Insurance Premiums
Joseph D. Rupp	2007 2006	$ $	0 67,574	$ $	29,990 22,940	$ $	10,125 9,900	$ $	26,175 24,863	$ $	15,593 19,534	$ $	0 0	$ $	0 0	$ $	782 919
John E. Fischer	2007 2006	$ $	0 996	$ $	8,970 8,707	$ $	10,125 9,900	$ $	5,603 4,624	$ $	27,000 27,000	$ $	0 0	$ $	0 0	$ $	782 919
George H. Pain	2007 2006	$ $	0 0	$ $	14,790 12,578	$ $	10,125 9,900	$ $	6,041 5,400	$ $	21,461 26,085	$ $	7,993 8,862	$ $	838 184,258	$ $	782 919
John L. McIntosh	2007 2006	$ $	0 35,738	$ $	8,570 9,073	$ $	10,125 6,600	$ $	3,067 3,008	$ $	13,741 20,674	$ $	8,135 8,025	$ $	0 0	$ $	782 919
Dennis R. McGough	2007 2006	$ $	0 13,508	$ $	11,550 10,755	$ $	10,125 9,813	$ $	2,610 2,573	$ $	0 0	$ $	0 0	$ $	0 0	$ $	782 919

(a)	For Messrs. Rupp, McIntosh and McGough, amounts in this column for 2006 represent proceeds from the exercise of options for shares of Arch Chemicals, Inc. common stock (issued in the 1999 spin-off of Arch Chemicals). These amounts are based on the average of the high and low sale prices on the date of exercise, but we do not make any payments in connection with Arch Chemicals options. For Mr. Fischer, the 2006 amount represents the payment of an Arch Chemicals stock appreciation right (issued in the 1999 spin-off of Arch Chemicals), at our cost.
(b)	The key executive life insurance program consists of three types of benefits: active employee life insurance, retiree life insurance and survivor income benefits. At the executive’s option, the survivor income benefit may be exchanged for additional life insurance. The amounts shown represent the total premiums we paid in each year for these benefits.
(c)	The Supplemental CEOP permits participants whose contributions to the CEOP are limited under IRS regulations to make tax deferred contributions to the Supplemental CEOP in the amount they would otherwise be permitted to contribute to the CEOP. We match these Supplemental CEOP contributions, as we would under the CEOP, and the amounts of our matching contributions made on behalf of the executives appear in this column. Through December 31, 2007, the level of the CEOP Match and Supplemental CEOP Match in each year is based on our earnings per share performance for the year. In 2006 and 2007 Olin matched 75% of the employee’s contribution (up to 6% of pay contributed to the CEOP and the Supplemental CEOP).
(d)	Amount for Mr. Fischer represents a car allowance, and amounts for other executives represent our aggregate incremental cost of the individual’s company car.

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)		Compen- sation Committee Meeting Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Under- lying Options (#)(3) (j)	Exercise or Base Price of Option Awards ($/Sh)(3) (k)	Grant Date Fair Value of Stock and Option Awards (4) (l)
					Thresh- old ($) (c)	Target ($) (d)	Maximum ($) (e)	Thresh- old (#) (f)	Target (#) (g)	Maxi- mum (#) (h)
Joseph D. Rupp	2/13/07		2/02/07		$0	$820,000	$1,640,000
	2/13/07		2/02/07					17,425	69,700	104,550				$1,272,722
	2/13/07	(5)	2/02/07	(5)								179,250	$16.52	$799,455
John E. Fischer	2/13/07		2/02/07		$0	$220,000	$714,000
	2/13/07		2/02/07					4,213	16,850	25,275				$307,681
	2/13/07	(5)	2/02/07	(5)								43,500	$16.52	$194,010
George H. Pain	2/13/07		2/02/07		$0	$206,000	$728,000
	2/13/07		2/02/07					3,425	13,700	20,550				$250,162
	2/13/07	(5)	2/02/07	(5)								35,250	$16.52	$157,215
John L. McIntosh	2/13/07		2/02/07		$0	$165,000	$672,000
	2/13/07		2/02/07					2,500	10,000	15,000				$182,600
	2/13/07	(5)	2/02/07	(5)								26,250	$16.52	$117,075
Dennis R. McGough	2/13/07		2/02/07		$0	$125,000	$570,000
	2/13/07		2/02/07					1,913	7,650	11,475				$139,689
	2/13/07	(5)	2/02/07	(5)								19,500	$16.52	$86,970

(1)	Amounts in these columns represent the potential annual cash incentives established in early 2007 under our SMICP. Actual amounts were determined and paid in early 2008 and are included under column (g) in the Summary Compensation Table above. We discuss the SMICP and our annual incentive program under the heading “Compensation Discussion and Analysis—Elements of Compensation” above.
(2)	Numbers in these columns represent awards of performance shares under our Performance Share Program described below. The amounts in column (f) reflect the minimum performance shares awarded (25% of the target amounts in column (g)). The amounts in column (h) represent 150% of such target amounts, the maximum payout of performance shares.
(3)	Numbers in these columns represent nonqualified stock options granted under our long term incentive plans, vesting in three equal annual installments, beginning on the first anniversary of the grant date. The market closing price on the grant date was $16.66. Our equity plans require the exercise price for option stock to be at least the “fair market value” of our common stock on the grant date, and define fair market value to mean the average of the high and low sale prices of our common stock on the grant date.
(4)	Amounts in this column assume payment of performance shares at the target level, and value options using the Black-Scholes value calculated for financial statement reporting purposes in accordance with FAS 123R. Please see the note entitled “Stock-Based Compensation” in the notes to our audited financial statements included in our 2007 annual report on Form 10-K for a discussion of the assumptions underlying these calculations.
(5)	Option awards are determined on the meeting date (in 2007, February 2, 2007). In recent years, committee meetings have been held before (or shortly after) the time we issued our year end earnings press release, and so the option awards became effective on a later date (February 13 for 2007 grants), approximately 10 days after our earnings release. The effective date of the option grants has always occurred on or after the meeting date, and we have never engaged in “back-dating” practices.

Stock Options

Annually, we grant options to purchase shares of our common stock to a group of key employees, including our executive officers. We describe our stock option program in more detail above under the heading “Compensation Discussion and Analysis—Long Term Incentive Compensation,” and “—Stock Options.” All options granted in 2007 were non-qualified options vesting in three equal annual installments beginning on the first anniversary of the grant date. The options generally may be exercised until ten years after the grant date (but the exercise period may end earlier based on the termination of the participant’s employment).

Under our option plans, the option exercise price must be at least equal to the average of the high and low sale prices of our common stock on the date of the grant. Our option plans specifically prohibit repricing, and, except for certain anti-dilution adjustments, other adjustments to the exercise price. We discuss the timing of our option grants above, under the heading “Stock Options” in the “Compensation Discussion and Analysis” section of this proxy statement. Our internal auditors completed an audit of our option grants in 2006 and confirmed that we had not engaged in any option “back-dating” practices.

Performance Shares

Each named executive officer and certain other key employees received a target number of performance shares in early 2007, which vest after the end of 2009. The total number of performance shares that vest may vary between 25% and 150% of the target number, based on our average annual return on capital for the three years ending December 31, 2009, in relation to the average annual return on capital among the Modified S&P 1000 for that period. The chart included in the discussion of performance share awards in the “Compensation Disclosure and Analysis” above sets forth this relationship in more detail. Vested performance shares are paid approximately half in cash and half in stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)		Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5) (j)
Joseph D. Rupp	— — 0 52,334 68,167 76,700 75,000 69,000 15,750 — 40,000 30,000 20,000	— — 179,250 104,666 34,083 0 0 0 0 40,000 0 0 0	(1) (2) (3) (4)	— — — — — — — — — — — — —	$ $ $ $ $ $ $ $ $ $ $	— — 16.52 20.68 23.78 18.52 15.35 16.10 18.63 18.97 18.97 15.85 27.17	— — 2/12/17 2/08/16 2/09/15 2/11/14 2/12/13 2/13/12 2/07/11 1/26/10 1/26/10 2/08/09 1/28/08	— — — — — — — — — — — — —	— — — — — — — — — — — — —	69,700 48,000 — — — — — — — — — — —	$ $	1,347,301 927,840 — — — — — — — — — — —
John E. Fischer	— — 0 14,000 17,717 22,400	— — 43,500 28,000 8,858 0	(1) (2) (3)	— — — — — —	$ $ $ $	— — 16.52 20.68 23.78 18.52	— — 2/12/17 2/08/16 2/09/15 2/11/14	— — — — — —	— — — — — —	16,850 13,000 — — — —	$ $	325,711 251,290 — — — —
George H. Pain	— — 0 12,667 15,333 20,500 22,000 20,000	— — 35,250 25,333 7,667 0 0 0	(1) (2) (3)	— — — — — — — —	$ $ $ $ $ $	— — 16.52 20.68 23.78 18.52 15.35 18.39	— — 2/12/17 2/08/16 2/09/15 2/11/14 2/12/13 4/14/12	— — — — — — — —	— — — — — — — —	13,700 12,000 — — — — — —	$ $	264,821 231,960 — — — — — —
John L. McIntosh	— — 0 10,000 15,333 21,500 23,000 24,000 11,250 0 30,000 7,500	— — 26,250 20,000 7,667 0 0 0 0 30,000 0 0	(1) (2) (3) (4)	— — — — — — — — — — — —	$ $ $ $ $ $ $ $ $ $	— — 16.52 20.68 23.78 18.52 15.35 16.10 18.63 18.97 18.97 27.17	— — 2/12/17 2/08/16 2/09/15 2/11/14 2/12/13 2/13/12 2/07/11 1/26/10 1/26/10 1/28/08	— — — — — — — — — — — —	— — — — — — — — — — — —	10,000 9,000 — — — — — — — — — —	$ $	193,300 173,970 — — — — — — — — — —
Dennis R. McGough	— — 0 7,000 9,883 18,400 23,000 24,000 11,250 0 15,000 6,000 4,000	— — 19,500 14,000 4,942 0 0 0 0 15,000 0 0 0	(1) (2) (3) (4)	— — — — — — — — — — — — —	$ $ $ $ $ $ $ $ $ $ $	— — 16.52 20.68 23.78 18.52 15.35 16.10 18.63 18.97 18.97 15.85 27.17	2/12/17 2/08/16 2/09/15 2/11/14 2/12/13 2/13/12 2/07/11 1/26/10 1/26/10 2/08/09 1/28/08	— — — — — — — — — — — — —	— — — — — — — — — — — — —	7,650 6,000 — — — — — — — — — — —		$147,875 115,980 — — — — — — — — — — —

(1)	The option vests in three annual equal installments beginning February 13, 2008.
(2)	The option vests in three annual equal installments beginning February 9, 2007, so the first installment has vested.
(3)	The option vests in three annual equal installments beginning February 10, 2006, so two installments have vested.
(4)	Represents Performance-Accelerated Vesting Options (PAVOs) which expire on January 26, 2010, and vest on the earlier of December 27, 2009, or the tenth day (in any 30 calendar day period) upon which the average of the high and low per share sales prices of our common stock is at or above $28.
(5)	Represents the entire value of all unvested performance shares, based on the December 31, 2007, closing price of our common stock of $19.33. Vested shares will be paid approximately half in cash and half in stock.

OPTION EXERCISES AND STOCK VESTED

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Joseph D. Rupp	0	0	14,650	546,738
John E. Fischer	0	0	4,300	160,476
George H. Pain	0	0	3,900	145,548
John L. McIntosh	0	0	4,100	153,012
Dennis R. McGough	0	0	3,500	65,017

For all individuals except Mr. McGough, the shares listed in column (d) above represent performance shares paid in the summer of 2007 (vested based on our performance for the three years ended December 31, 2006) under a performance share award made in early 2004. Performance shares are paid approximately half in cash and half in stock. The cash portion of the performance shares payment was based on the fair market value of the shares as of December 29, 2006 ($16.65), and dollar amounts listed in column (e) for the stock portion of the payment of performance shares are based on the average of the high and low sales prices for our common stock as of the date the shares were issued ($20.67), August 22, 2007. Of the total performance shares included in column (d) above, 25% vested automatically, and the remaining shares vested based on our average annual return on capital for the three-year period ended December 31, 2006, compared to that of the S&P MidCap 400. We describe our performance share program in more detail in our “Compensation Disclosure and Analysis—Elements of Compensation” and in the text following the table entitled “Grants of Plan-Based Awards.” The shares listed in column (d) for Mr. McGough represent the payout of a 3,500 share restricted stock grant on February 12, 2007 (from which 1,032 shares were withheld for tax obligations, for a net delivery of 2,468 shares). The dollar amount in column (e) for Mr. McGough represents the average of the high and low stock prices on the vesting date ($16.24) multiplied by the total number of restricted shares vested, plus the amount ($8,177) of dividend equivalents and interest paid.

PENSION BENEFITS

The table below shows the present value of the benefits under each of the pension plans as of December 31, 2007 for each named executive officer. The present values are calculated using:

•	the executive’s average compensation (salary and annual incentive, and specific inclusions and exclusions that vary by plan) for the three highest years out of the last ten years of employment,

•	years of creditable service under each of the plans as of December 31, 2007,

•	age 62, the first age at which unreduced pension benefits are payable under each of the pension plans, and

•	the assumptions we used for financial reporting as of December 31, 2007, including a 6.25% discount rate and the RP2000 Mortality table.

Please see the note entitled “Pension Plans and Retirement Benefits” in the notes to our audited financial statements included in our 2007 annual report on Form 10-K for a discussion of these assumptions.

Name (a)	Plan Name (b)(1)	Number of Years Credited Service (#) (c)(2)	Present Value of Accumulated Benefit ($) (d)(3)		Payments During Last Fiscal Year ($) (e)
Joseph D. Rupp	Qualified Plan Supplemental Plan Senior Plan	35.00 35.00 21.50	$ $ $	919,017 5,608,397 0	— — —

John E. Fischer	Qualified Plan Supplemental Plan Senior Plan	23.58 23.58 3.08	$ $ $	425,658 716,773 129,516	— — —

George H. Pain	Qualified Plan Supplemental Plan Senior Plan	21.75 21.75 5.75	$ $ $	514,848 832,597 334,263	— — —

John L. McIntosh	Qualified Plan Supplemental Plan Senior Plan	30.58 30.58 8.92	$ $ $	599,276 1,044,766 128,681	— — —

Dennis R. McGough	Qualified Plan Supplemental Plan Senior Plan	29.83 29.83 3.00	$ $ $	811,771 777,934 150,934	— — —

(1)	The Qualified Plan is the Olin Corporation Employees Pension Plan, the Supplemental Plan is the Olin Supplementary and Deferral Benefit Pension Plan, and the Senior Plan is the Olin Senior Executive Pension Plan, each of which is described below.
(2)	Participation in the Senior Plan begins when the executive becomes a Section 16(b) reporting officer and is selected by the committee, whereas participation in the Qualified and Supplemental Plans generally includes all years of service from the executive’s hire date through December 31, 2007.
(3)	Amounts in this column assume that benefits are paid in the form of an annuity during the executive’s lifetime. As discussed in more detail below, a participant may elect instead to receive benefits over the life of the executive and his or her spouse.

Effective December 31, 2007, all benefits under the Qualified Plan, the Senior Plan and the Supplemental Plan were frozen, so that benefits payable under those plans will be based on the benefits accrued as of December 31, 2007. Employment with Olin after that date will count toward meeting the service and age requirements for vesting and early retirement. Currently, Messrs. Rupp, Pain and McGough are eligible for early retirement.

The executive may elect benefits for his or her life (which we sometimes refer to as a “single life annuity”) or to have payments continue after his or her death for the life of his or her spouse (which we refer to as a “joint and survivorship benefit”). Under the Qualified Plan and the Supplemental Plan, benefit payments are reduced from the single life annuity based on actuarial calculations if the executive elects a different payment form. The Senior Plan generally provides a 50% joint and survivorship benefit without any actuarial reduction, and also provides the executive with an additional amount equal to the amount of the actuarial reduction of benefits payable from the Qualified Plan and the Supplemental Plan for a 50% joint and survivorship benefit election. The following chart shows the present value of accrued benefits for each of the named executives under these plans, assuming the executive elected the joint and survivorship benefit and retired at age 62, (the first age at which unreduced pension benefits are payable under the plans):

Name	Qualified Plan	Supplemental Plan	Senior Plan
Joseph D. Rupp	$938,503	$5,727,607	$540,534
John E. Fischer	$433,034	$729,194	$221,717
George H. Pain	$523,718	$847,038	$459,033
John L. McIntosh	$611,247	$1,065,637	$277,858
Dennis R. McGough	$831,267	$796,524	$278,552

Freeze of Qualified Plan, Supplemental Plan and Senior Plan

As noted above, benefits accrued by salaried participants in the Qualified Plan, Supplemental Plan and Senior Plan were “frozen” effective December 31, 2007. Participants accrued benefits until December 31, 2007 based on applicable years of service and eligible compensation through that date. Service after December 31, 2007 will count toward meeting the eligibility requirements for commencing a pension benefit (including vesting and early retirement) under these plans, but not toward the calculation of the pension benefit amount. Compensation earned after 2007 will similarly not count toward the determination of the pension benefit amounts under these plans.

Qualified Plan

As part of a competitive benefits program and to contribute to employees’ financial security in retirement, we offer defined benefit retirement benefits to salaried employees hired before January 1, 2005 through our Qualified Plan. Benefits under the Qualified Plan are calculated based on the average cash compensation (salary and annual incentive) for the highest three years out of the last ten years the individual is employed by Olin, through December 31, 2007. The law requires that in determining eligible compensation, the Qualified Plan ignore compensation in excess of a legally-imposed cap (which for 2007 was $225,000). An employee’s benefit is generally 1.5% of his or her average compensation multiplied by the number of years of service, less a percentage of his or her primary Social Security benefit based on years of service (not to exceed 50% of such Social Security benefit). Participants who are at least age 55 with at least 10 years of service when they leave Olin may elect to receive a benefit immediately that is reduced by 4% for each year the participant is younger than age 62 at the time benefit payments begin. Participants who leave Olin before age 55 (with 10 or more years of service) may elect to receive an actuarially reduced benefit with payments beginning at age 55 or later. Participants who leave Olin before age 65 with at least 5 years of service (but less than 10 years of service) receive a vested retirement benefit beginning the month after their 65th birthday. Benefits from the Qualified Plan generally are paid as an annuity with the form of payment (e.g. joint and survivorship benefit, guaranteed period, etc.) selected by the participant, subject to any applicable actuarial reductions.

Supplemental Plan

The Supplemental Plan is an unfunded, nonqualified deferred compensation plan for select management employees. The Code imposes limits on pension benefits payable from the Qualified Plan. Our Supplemental Plan restores these benefits to affected employees and provides benefits on certain compensation that has been deferred and excluded from eligible compensation under the Qualified Plan. The formula used to calculate pension benefits under the Supplemental Plan is the same as under the Qualified Plan, without the Code limitations on benefits and eligible compensation, reduced for the amount payable under the Qualified Plan. Early retirement benefits are payable on an immediate basis to a participant whose employment terminates at age 55 or later, with at least 10 years of service, using the same reduction factors as the Qualified Plan.

Senior Plan

The Senior Plan is an unfunded, nonqualified deferred compensation plan for select management employees. An employee who is a Section 16(b) reporting officer, and who is selected by the committee, may participate in the Senior Plan. Under the Senior Plan, pension benefits are based on average eligible compensation for the three highest years out of the last ten that he or she is employed by Olin, including the year of retirement. Compensation is not subject to the Code and other limitations that apply under the Qualified Plan. Benefits generally equal 3% of the executive’s average compensation multiplied by the number of years of participation in the Senior Plan, plus 1.5% of the executive’s average compensation for years of service in the Qualified Plan and Supplemental Plan less years of service in the Senior Plan, reduced by the pension benefits accrued under the Qualified Plan and the Supplemental Plan. Benefits are further reduced by 50% of the employee’s primary Social Security benefit.

Early retirement benefits are payable on an immediate basis to a participant whose employment terminates at age 55 or later, regardless of years of service, but are reduced by 4% per year for each year they begin before age 62. The maximum benefit payable from the Senior Plan is 50% of the employee’s average compensation reduced by amounts payable from the Qualified and Supplemental Plans, 50% of the employee’s primary Social Security benefit, and certain other adjustments set forth in the plan documents, if applicable. The Senior Plan provides a joint and survivorship benefit to an executive’s surviving spouse generally equal to 50% of the executive’s benefits from the Senior Plan. In addition, the Senior Plan pension benefits are increased by the amount of the actuarial reduction to benefits under the Qualified and Supplemental Plans if the executive elects the 50% joint and survivorship option under those plans.

To the extent benefits under the Senior Plan and Supplemental Plan have an actuarial present value in excess of $100,000, benefits are paid monthly during the first year and then in a lump sum, one year after retirement (or at age 65 if the employee was not eligible for early retirement). The executive may elect to receive monthly benefits rather than the lump sum.

If a participant in the Senior Plan and Supplemental Plan is a specified employee as defined in Code Section 409A, benefits subject to that Code provision may not be paid in the first six months after retirement, but the first six months of benefits will be paid in a lump sum as soon as practicable thereafter.

Health Insurance and Death Benefits

In general, salaried employees who retire at age 55 or later with at least 10 years of service may elect to continue to be covered under our health plan by paying the same premium as active salaried employees. When the average per capita cost for our health plan retirees exceeds $10,000, the retiree will be required to pay the amount of the premium paid by active salaried employees plus the amount by which our average per capita cost for the health plan retirees exceeds $10,000. On the first day of the month in which they become 65, salaried retirees who retired after age 55 with 10 or more years of service are eligible for a Medicare supplemental health care plan. We contribute $20 per covered person per month toward the cost of that plan, but make no contributions if a retiree chooses to participate in another plan.

In general, salaried employees who retire from Olin at age 55 or later with at least 10 years of service are eligible for a $5,000 death benefit from the Qualified Plan. In addition, full-time employees with job responsibilities at a specified level (based on Hay Points) may retain a percentage of their life insurance coverage when they retire, based on age at retirement, at our cost.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information with respect to our Supplemental CEOP for each of our named executive officers for 2007:

Name (a)	Executive Contributions in Last FY ($) (b)(1)	Registrant Contributions in Last FY ($) (c) (2)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Joseph D. Rupp	40,925	26,175	63,876	0	421,561
John E. Fischer	7,470	5,603	3,938	0	39,757
George H. Pain	9,398	6,041	3,106	0	79,904
John L. McIntosh	4,090	3,067	14,128	0	86,997
Dennis R. McGough	4,060	2,610	9,377	0	34,940

(1)	Amounts in this column are included in the executives’ salaries listed in column (c) of the Summary Compensation Table.
(2)	Amounts in this column are included in the amounts listed in column (i) of the Summary Compensation Table and represent 2007 company matching contributions which will be credited to the participants’ Supplemental CEOP accounts in 2008.

In addition to our CEOP, discussed above under the heading “Compensation Discussion & Analysis—Elements of Compensation—Retirement Benefits,” our Supplemental CEOP provides deferral and company matching opportunities to employees whose contributions to the CEOP are limited under the Code because their base pay exceeds the Code’s compensation limit ($225,000 for 2007). These employees can make pre-tax contributions to the Supplemental CEOP after their eligible compensation reaches the Code limit. For these purposes, eligible compensation generally includes base compensation but excludes incentive compensation. Employees who contribute to the Supplemental CEOP receive matching contributions from Olin at the same level Olin matches CEOP contributions.

Employees elect to have their contributions to the Supplemental CEOP invested in phantom shares of Olin common stock or phantom units in an interest bearing fund. Dividends are credited to the phantom stock account based on the dividend rate paid on shares of our common stock. Interest is credited to the phantom interest bearing fund at a rate determined quarterly equal to (i) the Federal Reserve A1/P1 Composite rate for 90-day commercial paper plus 10 basis points at the end of the last quarter, or (ii) such other rate as our Board or compensation committee (or any delegate thereof) select in advance from time to time.

Distributions are paid in cash, in a lump sum or in annual installments for up to fifteen (15) years, at the employee’s election. Our phantom shares of common stock are valued at the average daily closing prices of our common stock on the New York Stock Exchange for the month before the distribution. Distributions from the interest bearing fund equal the dollar value of the (principal and interest). If a participant in the Supplemental CEOP is a specified employee as defined in Code Section 409A, benefit payments subject to that Code provision begin as soon as practicable after six months after employment ends.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Certain agreements with our named executive officers provide compensation in the event of a termination of employment or a change in control of Olin. The tables below show estimated compensation payable to each named executive officer upon various triggering events. Actual amounts can only be determined upon the triggering event.

Joseph D. Rupp (1)	Quit / Early Retirement (2)	Normal Retirement		12/31/07 Termination by Olin Without Cause (3)	1/1/08 Termination by Olin Without Cause (3)	Termination by Olin For Cause (4)	12/31/07 Change in Control (5)	1/1/08 Change in Control (5)
Compensation:
Severance(6)	0	0		$1,640,008	$1,640,008	0	$4,920,000	$4,920,000
Equity Awards(7)	$1,149,966	$1,149,966		$1,149,966	$1,149,966	0	$883,400	$883,400
Acceleration of Unvested Equity Awards(8)	0	0		0	0	0	$2,793,234	$2,793,234
Benefits and Perquisites: (9)
Senior Plan(10)	$2,035,749	See footnote (11)		$1,937,429	$2,035,749	0	$1,902,678	$2,816,480
Supplemental Plan(10)	$8,009,180	See footnote (11)		$9,165,393	$8,009,180	$8,009,180	$13,704,146	$11,080,811
Qualified Plan(10)	$1,110,135	See footnote (11)		$1,110,135	$1,110,135	$1,110,135	$1,110,135	$1,110,135
Supplemental CEOP	$421,561	$421,561		$421,561	$544,561	$421,561	$421,561	$790,561
Life Insurance Premiums	0	0		$29,990	$29,990	0	$89,970	$89,970
Outplacement Services	0	0		$25,000	$25,000	0	$25,000	$25,000
Tax Gross-Up	0	0		0	0	0	$6,087,251	$5,398,031

TOTAL:	$12,726,591	N/A		$15,479,482	$14,544,589	$9,540,876	$31,937,375	$29,907,622

John E. Fischer (1)	Quit / Early Retirement (2)	Normal Retirement		12/31/07 Termination by Olin Without Cause (3)	1/1/08 Termination by Olin Without Cause (3)	Termination by Olin For Cause (4)	12/31/07 Change in Control (5)	1/1/08 Change in Control (5)
Compensation:
Severance(6)	0	0		$577,000	$577,000	0	$1,731,000	$1,731,000
Equity Awards(7)	$131,331	$131,331		$131,331	$131,331	0	$62,368	$62,368
Acceleration of Unvested Equity Awards(8)	0	0		0	0	0	$699,236	$699,236
Benefits and Perquisites: (9)
Senior Plan (10)	$245,054	See footnote (11)		$346,109	$246,953	0	$716,173	$317,105
Supplemental Plan(10)	$755,579	See footnote (11)		$1,277,968	$1,124,910	$755,579	$1,946,228	$1,488,617
Qualified Plan (10)	$323,082	See footnote (11)		$544,406	$544,406	$323,082	$544,406	$544,406
Supplemental CEOP	$39,509	$39,509		$39,509	$82,784	$39,509	$39,509	$169,582
Life Insurance Premiums	0	0		$8,970	$8,970	$26,910	$26,910	$26,910
Outplacement Services	0	0		$25,000	$25,000	$25,000	$25,000	$25,000
Tax Gross-Up	0	0		0	0	0	$1,994,204	$1,620,500

TOTAL:	$1,494,555	N/A		$2,950,293	$2,741,354	$1,170,080	$7,785,034	$6,684,724

George H. Pain (1)	Quit / Early Retirement (2)	Normal Retirement		12/31/07 Termination by Olin Without Cause (3)	1/1/08 Termination by Olin Without Cause (3)	Termination by Olin For Cause (4)	12/31/07 Change in Control (5)	1/1/08 Change in Control (5)
Compensation:
Severance(6)	0	0		$570,008	$570,008	0	$1,710,024	$1,710,024
Equity Awards(7)	$221,977	$221,977		$221,977	$221,977	0	$161,275	$161,275
Acceleration of Unvested Equity Awards(8)	0	0		0	0	0	$595,834	$595,834
Benefits and Perquisites: (9)
Senior Plan(10)	$564,727	See footnote	(11)	$721,732	$564,727	0	$1,322,138	$779,459
Supplemental Plan(10)	$1,194,673	See footnote	(11)	$1,422,968	$1,194,673	$1,194,673	$2,257,792	$1,648,959
Qualified Plan(10)	$636,116	See footnote	(11)	$626,116	$626,116	$626,116	$626,116	$626,116
Supplemental CEOP	$79,774	$79,774		$79,774	$122,525	$79,774	$79,774	$208,156
Life Insurance Premiums	0	0		$14,790	$14,790	0	$44,370	$44,370
Outplacement Services	0	0		$25,000	$25,000	0	$25,000	$25,000
Tax Gross-Up	0	0		0	0	0	$1,877,722	$1,346,483

TOTAL:	$2,697,267	N/A		$3,682,365	$3,339,816	$1,900,563	$8,700,045	$7,145,546

John L. McIntosh (1)	Quit / Early Retirement (2)	Normal Retirement		12/31/07 Termination by Olin Without Cause (3)	1/1/08 Termination by Olin Without Cause (3)	Termination by Olin For Cause (4)	12/31/07 Change in Control (5)	1/1/08 Change in Control (5)
Compensation:
Severance(6)	0	0		$579,348	$579,348	0	$1,738,044	$1,738,044
Equity Awards(7)	$288,535	$288,535		$288,535	$288,535	0	$243,447	$243,447
Acceleration of Unvested Equity Awards(8)	0	0		0	0	0	$451,833	$451,833
Benefits and Perquisites: (9)
Senior Plan(10)	$313,771	See footnote	(11)	$991,643	$848,400	0	$1,596,052	$1,114,557
Supplemental Plan(10)	$1,093.016	See footnote	(11)	$1,834,655	$1,632,332	$1,093,016	$2,696,815	$2,144,399
Qualified Plan(10)	$457,151	See footnote	(11)	$769,335	$769,335	$457,151	$769,335	$769,335
Supplemental CEOP	$86,997	$86,997		$86,997	$130,448	$86,997	$130,448	$217,350
Life Insurance Premiums	0	0		$8,570	$8,570	$25,710	$25,710	$25,710
Outplacement Services	0	0		$25,000	$25,000	$25,000	$25,000	$25,000
Tax Gross-Up	0	0		0	0	0	$2,517,416	$2,052,862

TOTAL:	$2,239,470	N/A		$4,505,735	$4,203,620	$1,687,874	$10,194,100	$8,782,537

Dennis R. McGough (1)	Quit / Early Retirement (2)	Normal Retirement		12/31/07 Termination by Olin Without Cause (3)	1/1/08 Termination by Olin Without Cause (3)	Termination by Olin For Cause (4)	12/31/07 Change in Control (5)	1/1/08 Change in Control (5)
Compensation:
Severance(6)	0	0		$415,128	$415,128	0	$1,245,384	$1,245,384
Equity Awards(7)	$274,373	$274,373		$274,373	$274,373		$242,746	$242,746
Acceleration of Unvested Equity Awards(8)	0	0		0	0	0	$324,050	$324,050
Benefits and Perquisites: (9)
Senior Plan(10)	$319,700	See footnote	(11)	$424,188	$319,700	0	$677,867	$444,144
Supplemental Plan(10)	$1,035,917	See footnote	(11)	$1,188,198	$1,035,917	$1,035,917	$1,897,944	$1,439,135
Qualified Plan(10)	$921,701	See footnote	(11)	$921,701	$921,701	$921,701	$921,701	$921,701
Supplemental CEOP	$34,940	$34,940		$34,940	$66,075	$34,940	$34,940	$128,344
Life Insurance Premiums	0	0		$11,550	$11,550	0	$34,650	$34,650
Outplacement Services	0	0		$25,000	$25,000	0	$25,000	$25,000
Tax Gross-Up	0	0		0	0	0	$1,279,583	$952,908

TOTAL:	$2,586,631	N/A		$3,289,950	$3,064,316	$1,992,558	$6,683,865	$5,758,062

1.	Amounts in the tables assume an annual base salary at the executive’s level as of December 31, 2007.
2.	Messrs. Rupp, Pain and McGough are eligible for early retirement, so amounts in this table reflect amounts they would receive upon early retirement. Messrs. Fischer and McIntosh are not currently eligible for early retirement, and so the amounts reported for them under the “Benefits and Perquisites” section represent the present value of the benefits, assuming the benefits begin at age 65.
3.	Because the freeze of defined benefits discussed above did not become effective until the close of business on December 31, 2007, the amounts executives would receive under the Qualified Plan, the Senior Plan and the Supplemental Plan upon a termination without cause will vary depending on whether the event occurred on December 31, 2007 or on or after January 1, 2008. The tables above include columns showing amounts as if the event had occurred on December 31, 2007, as required by applicable SEC rules, and as if the event had occurred the next day.

An executive whose employment terminates in connection with a sale of a business unit generally receives the benefits in this column, except that the executive’s stock options may be exercised for two years beyond the date of termination (rather than one year), unless the employee is eligible for retirement in which case the executive’s stock options would be exercisable through the term of the option.
4.	Olin may terminate an executive for “cause” if the executive (i) willfully fails to perform his or her duties; (ii) engages in gross misconduct that significantly injures Olin financially; (iii) willfully breaches Olin’s Code of Conduct; or (iv) commits a felony or fraud in the course of his or her employment.
5.	Because the freeze of defined benefits discussed above did not become effective until the close of business on December 31, 2007, the amounts executives would receive under the Qualified Plan, the Senior Plan and the Supplemental Plan upon a change in control will vary depending on whether the event occurred on December 31, 2007 or on or after January 1, 2008. The tables above include columns showing amounts as if the event had occurred on December 31, 2007, as required by applicable SEC rules, and as if the event had occurred the next day.

Upon a change in control, benefits listed for the Senior Plan, Supplemental Plan, and Supplemental CEOP would be paid immediately. All restricted stock and performance share awards would be vested and paid. All options and stock appreciation rights would vest immediately and be fully exercisable. All other amounts would be paid only if the executive is terminated or constructively terminated upon or within three years after a change in control. Constructive termination occurs when the executive terminates his or her employment because (i) Olin requires the executive to relocate by more than fifty miles, (ii) Olin reduces or fails to increase the executive’s base salary on substantially the same basis as before the change in control, (iii) Olin fails to maintain its benefit plans as in effect prior to the change in control, or (iv) the executive is assigned duties inconsistent with duties prior to the change in control or Olin takes actions that result in a diminution of the executive’s responsibilities.

6.	Severance payments on termination without cause equal base salary plus the higher of the target incentive award under the SMICP or the average SMICP payment during the past three years. In the event of a change in control it is three times this total amount.
7.	An executive whose employment terminates as the result of disability, death, or retirement receives a pro rata share of unvested performance share awards (based on the number of months worked in the performance cycle) payable in cash at the time it would otherwise be payable. We have assumed payouts at the level of 25% of the target unvested performance shares and performance shares vested at December 31, 2007, but not yet paid. An executive whose employment terminates for cause or without our consent does not receive any unvested performance awards. All unvested performance shares vest on a change in control and are paid in cash—see footnote 8. The committee determines the amount, if any, of unvested performance awards to be paid and the form of payment (cash or stock or a combination) for an executive whose employment terminates for any other reason. Upon the executive’s death, all unvested options vest automatically and his or her estate or heirs could exercise those options within the term of the option.
8.	Represents cash payout for automatic vesting of unvested restricted stock, stock options and performance shares on change in control.
9.	Unused vacation is paid to all salaried employees and is therefore not included in this table. Medical benefits are provided to all salaried employees who are eligible for early retirement. Because Messrs. Rupp, Pain and McGough are currently eligible for early retirement; no amount is reported for medical benefits for them. Mr. Fischer would be eligible for one year of healthcare benefits coverage in the event of an involuntary, not for cause termination at the estimated cost of $17,154, and for two years and five months of healthcare benefits coverage in the event of a change in control at an estimated cost of $57,501. Mr. McIntosh would be eligible for one year of healthcare benefits coverage in the event of an involuntary, not for cause termination at an estimated cost of $19,333, and for one year and four months of healthcare coverage in the event of a change in control, at an estimated cost of $40,717.
10.	The Senior Plan provides a 50% joint and survivorship benefit without an actuarial reduction. In addition, pension benefits paid from the Senior Plan are increased by the amount of the actuarial reduction for joint and survivorship benefit under the Qualified Plan and the Supplemental Plan. The value of the joint and survivorship benefit is reflected in the lump sum pension benefits in the table above with respect to the Senior Plan. The Qualified Plan and Supplemental Plan benefits above assume payment in the form of a joint and survivorship benefit.

Unless the executive elects otherwise, benefits from the Senior Plan and the Supplemental Plan will be paid in the form of a lump sum if the present value is $100,000 or greater, one year following the executive’s retirement date (with monthly payments commencing after 6 months and continuing until such one year date. The first such payment includes a retroactive payment for the first 6 months.) The value of these benefits is determined using a discount rate that is equal to the rate for a zero coupon Treasury strip, with a maturity that approximates the executive’s life expectancy, determined approximately at the time the lump sum is due to be paid and the RP 2000 Mortality table. The benefits reported for the Senior Plan and Supplemental Plan are based on these assumptions, except with respect to a Change in Control.

In the event of a Change in Control, each executive receives a cash payment in an amount equal to the cost to purchase an annuity that pays benefits to the executive in an amount such that the annuity payments (together with the monthly payment to the executive from the Qualified Plan) provide the executive with the monthly after-tax benefit he or she would have received under the plans. The amounts in the table represent this lump sum cash payment.

The benefit amounts reported in each of the tables above assume a 50% joint and survivorship benefit and use the discount rate applicable for the situation described and the RP 2000 Mortality Table. If the executive instead elects annual payments for his or her lifetime, he or she would receive an annual amount from each of the defined benefit pension plans as follows:

Annual Payments Assuming Election for Life of Executive

	Quit/Early Retirement	Normal Retirement	12/31/07 Termination by Olin Without Cause	1/1/08 Termination by Olin Without Cause	Termination by Olin For Cause	12/31/07 Change in Control	1/1/08 Change in Control
Joseph D. Rupp
Qualified Plan	$90,859	$110,172	$90,859	$90,859	$90,859	$90,859	$90,859
Supplemental Plan	$553,960	$672,336	$633,888	$553,960	$553,960	$684,454	$553,960
Senior Plan	$97,754	0	$86,994	$97,754	0	$48,051	$97,754

John E. Fischer
Qualified Plan	$69,429	$69,429	$49,989	$49,989	$69,429	$49,989	$49,989
Supplemental Plan	$116,339	$116,339	$94,653	$83,764	$116,339	$109,517	$83,764
Senior Plan	$20,652	$20,652	$18,417	$11,390	0	$31,872	$11,390

George H. Pain
Qualified Plan	$51,022	$63,600	$51,022	$51,022	$51,022	$51,022	$51,022
Supplemental Plan	$82,509	$102,852	$98,304	$82,509	$82,509	$112,972	$82,509
Senior Plan	$30,721	$41,292	$40,295	$30,721	0	$55,108	$30,721

John L. McIntosh
Qualified Plan	$90,984	$90,984	$65,508	$65,508	$90,984	$65,508	$65,508
Supplemental Plan	$158,621	$158,621	$128,362	$114,207	$158,621	$143,627	$114,207
Senior Plan	$19,858	$19,858	$57,250	$48,342	0	$71,451	$48,342

Dennis R. McGough
Qualified Plan	$78,021	$87,516	$78,021	$78,021	$78,021	$78,021	$78,021
Supplemental Plan	$74,775	$83,868	$85,768	$74,775	$74,775	$98,615	$74,775
Senior Plan	$13,221	$16,272	$19,726	$13,221	0	$23,350	$13,221

11.	No named executive officer is eligible for normal retirement at this time. See the “Pension Benefits” table and the narrative disclosure following that table for the present value of accrued benefits payable upon normal retirement under various circumstances.

Payments Upon Death or Disability

Upon the death of a former executive, his or her estate receives life insurance benefits based on base salary if he or she was at least age 55. As of December 31, 2007, Mr. Rupp would have $123,000, Mr. Pain would have $37,000, and Mr. McGough would have $58,000, of life insurance coverage. Messrs. Fischer and McIntosh are not eligible for these life insurance benefits until age 55.

An executive terminated due to disability would receive disability benefits equal to 60% or 75% of base salary, depending on the level of coverage he or she elected, until the executive is no longer disabled, reaches age 65, or elects to take early retirement benefits. At that time, the executive would receive the applicable retirement benefits described above. Messrs. Rupp, McIntosh and McGough have elected the 75% level of coverage. Messrs. Fischer and Pain have elected the 60% level of coverage.

Executive Severance and Executive Change in Control Agreements

As of December 31, 2007, we had executive severance agreements (“executive agreements”) and executive change in control agreements (“CIC agreements”) with all of the named executive officers, and with three other executive officers, expiring on January 26, 2011. Beginning January 26, 2009 and each year thereafter, the term of these agreements extends by an additional year unless we provide at least 90 days notice that the term will not be extended. If a change in control (as defined in the CIC agreement) occurs, the CIC agreement extends for at least three years after the change in control. The committee established the terms of the CIC agreements and the executive agreements (including the level of payments in various scenarios) based on advice from Exequity and from outside benefits counsel regarding marketplace practices for comparable companies.

CIC Agreement.    The CIC agreement contains a complex definition of “change in control,” but generally a change in control occurs if:

(1) a person or entity acquires control of 20% or more of our common stock unless (a) the acquiring party is Olin, its subsidiaries or benefit plans, an underwriter holding the shares temporarily for an offering, the executive who is a party to the CIC agreement or an entity that the executive controls or (b) the percentage increase occurs solely because the total number of shares outstanding is reduced by Olin buying its stock back;

(2) a majority of our board members change (other than new members elected or nominated by at least 2/3 of the then-current board, absent an election contest or similar dispute);

(3) we (or any of our subsidiaries) sell all or substantially all assets, or merge or engage in a similar transaction, unless our shareholders own more than half of the voting interest of Olin or the new company (in approximately the current ratios) after the transaction, and neither of the events in items (1) and (2) above has occurred for Olin or the new entity; or

(4) our shareholders approve a plan of complete liquidation or dissolution of Olin.

If, after a change in control, the executive’s employment is terminated by Olin without “cause” or by the executive as a result of disability or adverse changes in the terms of employment, the executive will:

•	receive a cash severance payment equal to three times the executive severance amount (as described below),

•	receive an additional 36 months of insurance coverage,

•

be treated as if he or she had remained employed (for service purposes) for 36 months after termination, including receiving 36 months of retirement contributions to all Olin defined contribution plans based on the amount of the cash severance,

•

be entitled to continue in Olin’s medical and dental coverage (including dependent coverage) until age 65, on terms and conditions no less favorable than those in effect prior to the change in control, although such coverage is secondary to coverage from the executive’s new employer, if any,

•	receive up to 12 months of outplacement services, and

•	if termination occurs after the first calendar quarter, receive a prorated annual incentive compensation award for that year.

These payments and benefits are not conditioned on any waiver, release or noncompete. The CIC agreement also provides that if any payments made to the executive subject the executive to the excise tax under Section 4999 of the Code, the payment increases to provide the executive with a net payment as if such tax did not apply.

Executive Agreement.    If the executive’s employment is terminated (in a non change in control event) by Olin without cause, the executive will receive, in lieu of severance benefits under any other Olin severance plans or programs:

(1)	cash installment payments (which we refer to as the executive severance amount) equal to (a) twelve months salary plus (b) the greater of the executive’s average annual incentive compensation award for the last three calendar years or the executive’s then current target annual incentive compensation award;

(2)	twelve months of retirement contributions to all Olin defined contribution plans based on the amount of the cash installment payments (the executive will be treated as if he or she had remained employed for service purposes for twelve months after the termination);

(3)	twelve months of medical, dental and life insurance coverage for the executive and dependents; and

(4)	the same outplacement services and prorated annual incentive compensation award provided under the CIC agreement.

The executive must sign a waiver and general release of claims and agree to one-year noncompetition and nonsolicitation covenants to receive any severance payments and other benefits.

If, in connection with the sale or transfer of an Olin business or assets to a third party or to a joint venture, the executive becomes an employee of the buyer or joint venture, the executive agreement continues to apply to any termination from the new employment for twelve months. Payments by Olin are reduced for any cash severance or similar benefits from such buyer or joint venture.

Treatment of Equity Awards

Retirement.    When an employee retires:

•	vested stock options may be exercised for the remaining option term,

•	vested but unpaid performance shares will be paid as specified in the performance share program,

•	the retired employee receives a pro rata payout in cash of any unvested performance share award at such time it would otherwise be paid, and

•	unvested performance-accelerated vesting options granted in 2000 do not terminate upon retirement, but continue until vested or the termination date.

Change in Control.    On a change in control (as defined under the CIC agreement):

•	all options vest (and in certain cases, convert to stock appreciation rights), and

•	all restricted stock and performance share awards vest and are paid.

Pension Plans

Qualified Plan.    The Qualified Plan provides that if, within three years after a change in control (as defined in the Qualified Plan), any corporate action is taken or filing made in contemplation of events such as a plan termination or merger or other transfer of assets or liabilities of the plan, and such event later takes place, plan benefits automatically increase to absorb any surplus plan assets. Under the Qualified Plan, a change in control occurs if:

(1)	we are no longer publicly owned with at least 1,000 shareholders,

(2)	a person or entity acquires control of 20% or more of our common stock,

(3)	a majority of our board members change in a two-year period (other than new members nominated by at least 2/3 of the then-current board),

(4)	all or substantially all of our business is sold through a merger or other transaction unless Olin is the surviving corporation or our shareholders own more than half of the voting interest of the new company, or

(5)	our shareholders approve a sale of all or substantially all of our assets or the dissolution of Olin.

Supplemental Plan.    In the event of a change in control (as defined in the Supplemental Plan), we will pay each eligible employee a cash amount sufficient to purchase an annuity that provides the monthly after tax benefit the employee would have received under the Supplemental Plan (based on benefits accrued as of the change in control). The payment is reduced for monthly payments under trust arrangements or other annuities we establish or purchase to make payments under this plan. The Supplemental Plan defines a change of control in the same way as the Qualified Plan, but adds mergers or other transactions where Olin is the surviving corporation.

Senior Plan.    In the event of a change in control (as defined in the Supplemental Plan), the Senior Plan pays qualified executives a cash amount sufficient to purchase an annuity that provides the after-tax benefit the employee would have received under the Senior Plan (based on benefits accrued as of the change in control).

DIRECTOR COMPENSATION

In 2007, our compensation package for non-employee directors consisted of:

•

an annual retainer of $30,000 of which at least $25,000 must be taken in shares of common stock (based upon the average high and low sale prices on February 8, 2007) (for 2008, the annual retainer will increase to $40,000 with at least $25,000 taken in shares of common stock);

•	phantom stock units with an aggregate fair market value equal to $50,000 rounded to the nearest 100 shares (for 2008, this amount will increase to $65,000);

•	a fee of $2,000 for each board meeting and each committee meeting attended;

•

a $25,000 annual fee for the Lead Director (and an additional one-time payment of $50,000 to the Lead Director in recognition of the extraordinary contributions and time committed to support our restructuring activities during 2007, beyond his regular duties as Lead Director);

•	a $10,000 annual fee for the chair of each of the Audit, Compensation and Directors and Corporate Governance Committees;

•	reimbursement for expenses incurred in the performance of their duties as directors;

•

participation in our charitable gift program available to all salaried employees, where we make a 50% matching contribution (up to $5,000 per year) for the director’s gifts to certain eligible charities; and

•	director liability insurance, personal excess liability coverage of $5 million per director, and coverage under our business travel accident insurance policy while on Olin business.

The table below shows all cash and stock retainers, meeting fees and other compensation we paid to each of our non-employee directors during 2007. Each of the directors listed below served for the entire year, except for Mr. Griffin who served until his retirement in late April of 2007.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards (1) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($)(2) (g)	Total ($) (h)
Donald W. Bogus	$49,000	$75,474	N/A	N/A	N/A	$782	$125,256

C. Robert Bunch	$0	$125,535	N/A	N/A	N/A	$782	$126,317

Donald W. Griffin	$9,000	$75,474	N/A	N/A	N/A	$782	$85,256

Virginia A. Kamsky	$43,000	$75,474	N/A	N/A	N/A	$3,532	$122,006

Randall W. Larrimore	$73,000	$75,474	N/A	N/A	N/A	$5,782	$154,256

John M.B. O’Connor	$0	$120,530	N/A	N/A	N/A	$782	$121,312

Richard M. Rompala	$148,000	$75,474	N/A	N/A	N/A	$782	$224,256

Anthony W. Ruggiero	$29,000	$75,474	N/A	N/A	N/A	$4,532	$109,006

Philip J. Schulz	$59,000	$75,474	N/A	N/A	N/A	$5,782	$140,256

(1)	Represents amount recognized in our 2007 income statement in accordance with FAS 123R, and includes amounts otherwise payable in cash which the director elected to defer as phantom stock units under the Directors Plan. The amounts in this column equal the grant date fair value of the awards. The following table lists the phantom stock units held by each director in his or her deferred stock account at December 31, 2007 (payable upon the director’s retirement from our board, or later dates selected by the director, in cash or stock at the director’s election):

Name	Total Deferred Stock Account Balance (in Shares)*
Donald W. Bogus	6,092
C. Robert Bunch	13,562
Donald W. Griffin	0
Virginia A. Kamsky	7,800
Randall W. Larrimore	35,448
John M.B. O’Connor	12,943
Richard M. Rompala	56,821
Anthony W. Ruggiero	9,154
Philip J. Schulz	11,793

*	Total includes stock awards of the type listed in column (c) above and dividend equivalents on phantom stock units held in the deferred stock account.

(2)	Consists of insurance premiums we paid for excess liability insurance coverage in the amount of $782 and any amounts we contributed to charity on behalf of the director under our matching charitable gifts program.
(3)	Represents amounts payable currently (the director elected to defer to a cash account to be paid on retirement from Olin’s board, or at a later date he/she selects).

The board of directors determines the total amounts of the annual retainer, meeting, lead director and board/committee chair fees, based on recommendations from the committee and input from Exequity. All stock-based compensation for our directors is governed by our Amended and Restated 1997 Stock Plan for Non-employee Directors, which we refer to as our “Directors Plan.”

Under the Directors Plan, directors may choose to receive common stock instead of cash for any portion of their compensation. Directors may also elect to defer payments (cash or stock). We credit their deferred accounts with quarterly interest (on the cash portion) and with dividend equivalents (on the phantom stock portion). Phantom stock units are paid out in shares of our common stock or, at the director’s election, in cash. We also pay the balance of any deferred account to the director if there is a change in control—generally if:

•	a person or group acquires 40% or more of our assets, 35% or more of our stock, or a majority of the market value or voting power of our stock, or

•	a majority of our board members are not endorsed by the directors in office at the time of election.

Two directors held shares of Olin common stock in their deferred accounts under the Directors Plan at the time of the spin-off of Arch Chemicals, Inc. on February 8, 1999. Those directors received “phantom” shares of common stock of Arch Chemicals, Inc. as a dividend distribution in connection with the spin-off. The Arch Chemicals, Inc. phantom shares are payable only in cash, unless a director transfers the Arch Chemicals, Inc. phantom shares into his Olin common stock account before he leaves our board.

We have stock ownership guidelines for our non-employee directors that all of our non-employee directors have met. The guidelines require each such director to own shares of our common stock with a market value of at least five times the amount of the annual retainer, within five years after the director joins our board. All of our directors currently meet the guidelines.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, recommends that it be included in Olin’s annual report on Form 10-K and Proxy Statement for the 2008 Annual Shareholder Meeting.

Richard M. Rompala, Chairman

Donald W. Bogus

C. Robert Bunch

Virginia A. Kamsky

Randall W. Larrimore

February 20, 2008

ITEM 2—PROPOSAL TO RATIFY APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP was our independent registered public accounting firm for 2007 and 2006. A summary of the KPMG fees by year follows:

	Fees ($ in thousands)
	2007		2006
Nature of Service	$	%	$	%
Audit Fees (1)	$1,887	86%	$1,784	100%
Audit Related Fees (2)	300	14	—	—
Tax Fees
Tax Compliance	—	—	—	—
Tax Consultation and Planning	—	—	—	—
All Other Fees	—	—	—	—

	$2,187	100%	$1,784	100%

(1)	Includes costs associated with the annual audit, including quarterly financial reviews, services required under Section 404 of the Sarbanes-Oxley Act, statutory audits, comfort letters, attest services, consents and assistance with and review of filings with the SEC.
(2)	Costs include services related to the carve out audit of the Metals Division.

Our audit committee has a policy that all audit services by any independent registered public accounting firm and all non-audit services performed by our independent registered public accounting firm are subject to pre-approval by the audit committee at each scheduled meeting. The policy includes specific procedures for approval of such services. Excerpts from this policy follow:

Olin’s audit committee is solely responsible for pre-approving all audit services by any independent registered public accounting firm and all non-audit services performed by Olin’s independent registered public accounting firm. The process for such approval is as follows:

•

The annual budget for all such services will be submitted to the committee for approval in the first quarter of each year. The budget submission will include details of actual expenditures for each audit and non-audit service for the prior year versus the prior year budget and estimated spending for services in the current year. The budget will also provide for certain specific services that will be pre-approved within a limited dollar range per service. These pre-approved services are also subject to an annual spending cap.

•

At each subsequent audit committee meeting, the budget will be updated for changes in estimated spending involving previously approved services. The budget will also be updated to include any new services identified by operations management that need to be submitted for approval.

•

Any services not detailed in the budget or on the list of specific pre-approved services must be approved by the committee. In the event that approval is needed for a service in advance of a regularly scheduled audit committee meeting, the Chair of the committee is authorized to approve the service and report such approval to the other committee members at the next regularly scheduled committee meeting.

In 2007, the audit committee pre-approved all audit and audit-related services and all tax services.

Who has the Audit Committee selected as Olin’s independent registered public accounting firm for 2008?

Olin’s audit committee is solely responsible for hiring and compensating the Company’s independent registered public accounting firm. After considering KPMG’s 2007 performance and their proposed audit plan for 2008, the committee has selected KPMG as our independent registered public accounting firm for 2008.

Is a shareholder vote required to approve Olin’s independent registered public accounting firm?

The law and our Bylaws do not require us to submit this matter to the shareholders at the annual meeting. However, the board and audit committee chose to submit it to the shareholders to ascertain their views.

Will I have an opportunity to hear from KPMG and ask them questions?

We expect representatives of KPMG to be present at the annual meeting. They will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

How many votes are required to ratify the appointment of KPMG as Olin’s independent registered public accounting firm for 2008?

To ratify the appointment of KPMG as Olin’s independent registered public accounting firm for 2008, the votes cast in favor of KPMG must exceed the votes cast in opposition to KPMG. Abstentions and shares held in street name that are not voted will not be included in determining the number of votes cast and will not affect the vote on this proposal. If the shareholders’ ratification vote does not support the audit committee’s decision to appoint KPMG as Olin’s independent registered public accounting firm for 2008, the audit committee will take the vote into consideration in making next year’s selection.

How does the Board recommend we vote?

The board recommends that you vote FOR ratification of the appointment of KPMG as our independent registered public accounting firm for 2008.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Please Mark Here for Address Comments SEE REVERSE SIDE	☐

The Board of Directors recommends a vote FOR each item below.

Item 1— ELECTION OF DIRECTORS				FOR	AGAINST	ABSTAIN
Nominees: 01 Richard M. Rompala 02 Joseph D. Rupp	FOR ALL (except as noted below)	WITHHELD FOR ALL	ITEM 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐
	☐	☐		YES	NO
			WILL ATTEND MEETING	☐	☐

WITHHOLD FOR: (Write that nominee’s name in the space provided below).

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available for shareholders through 11:59 PM Eastern Time on April 23, 2008 and for CEOP Participants through 11:59 PM Eastern Time on April 21, 2008.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	OR	TELEPHONE
http://www.proxyvoting.com/oln		1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the website.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

You can view the Annual Report and Proxy Statement

on the Internet at http://bnymellon.mobular.net/bnymellon/oln

PROXY

OLIN CORPORATION

190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

RICHARD M. ROMPALA and JOSEPH D. RUPP, or either of them, with full power of substitution, are hereby appointed proxies to vote all Common Stock in Olin Corporation which the undersigned would be entitled to vote on all matters which may come before the Annual Meeting of Shareholders to be held on April 24, 2008 at 8:30 a.m. CDT and at any adjournment.

This Proxy will be voted as directed by the shareholder on the items listed on the reverse side. If no contrary direction is specified, this Proxy will be voted FOR all items. Should any nominee be unable to serve, this Proxy may be voted for a substitute nominee selected by the Board of Directors.

This card also provides confidential voting instructions for shares held in the Olin Corporation Contributing Employee Ownership Plan (Olin CEOP) or Arch Chemicals, Inc. Contributing Employee Ownership Plan (Arch CEOP). (We sometimes refer to both of these plans as the “CEOP”). If you are a participant and have shares of Olin Common Stock allocated to your account in the CEOP, please read the following instruction regarding voting of those shares.

Trustee’s Authorization: As a named fiduciary, you may direct State Street Bank, as Trustee of the Olin CEOP, or JPMorgan Chase Bank, as Trustee of the Arch CEOP, how to vote the shares of Olin Common Stock allocated to your CEOP account by completing and returning this Proxy/Voting Instruction Form or sending your voting instructions via telephone or internet. The Trustees will vote the shares represented by this Voting Instruction Form if proper instructions are completed, signed and received by BNY Mellon Shareowner Services before 11:59 p.m. EDT on April 21, 2008, and will vote all shares for which no instructions are received in the same proportion as shares for which they receive instructions.

PLEASE COMPLETE AND SIGN THIS PROXY ON THE REVERSE SIDE, WHERE IT IS CONTINUED, THEN RETURN IT IN THE ENCLOSED ENVELOPE.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

OLIN CORPORATION

190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

Dear Shareholder:

You are invited to attend our 2008 Annual Meeting of Shareholders at 8:30 a.m. Central Daylight Time on Thursday, April 24th at the Ritz-Carlton Hotel, 100 Carondelet Plaza, Clayton, MO 63105.

This is the admission card. If you plan to attend, please mark the box on the proxy. Be sure to bring the card with you to the Meeting.

Sincerely,

George H. Pain Secretary